Exhibit 99.3

FELDMAN FINANCIAL ADVISORS, INC.

8804 MIRADOR PLACE

MCLEAN, VA 22102

(202) 467-6862

Home Federal Savings and Loan

Association of Grand Island

Grand Island, Nebraska

Conversion Valuation Appraisal Report

Valued as of June 2, 2023

Prepared By

Feldman Financial Advisors, Inc.

McLean, Virginia

FELDMAN FINANCIAL ADVISORS, INC.

8804 MIRADOR PLACE

MCLEAN, VA 22102

(202) 467-6862

June 2, 2023

Board of Directors

Home Federal Savings and Loan Association of Grand Island

221 South Locust Street

Grand Island, Nebraska 68801

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Home Federal Savings and Loan Association of Grand Island (“Home Federal”) as of June 2, 2023, in conjunction with Home Federal’s conversion (the “Conversion”) from the mutual to stock form of organization, issuance of all of its capital stock to a newly formed stock holding company known as Central Plains Bancshares, Inc. (“Central Plains Bancshares” or the “Company”), and offering for sale of Central Plains Bancshares’ common stock to eligible depositors and borrowers of Home Federal and tax-qualified employee stock benefit plans of Home Federal in a subscription offering. Any shares not purchased in the subscription offering will be offered for sale to certain members of the general public in a community offering and, if necessary, a syndicated community offering.

The offering of common stock for sale through the subscription, community, and syndicated offerings is referred to herein as the “Stock Offering.” The Conversion is being undertaken pursuant to a Plan of Conversion adopted by the Board of Directors of Home Federal. The Appraisal is furnished pursuant to the filing by Home Federal of regulatory applications with respect to the Conversion and Stock Offering with the Office of the Comptroller of the Currency and the Securities and Exchange Commission.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of Home Federal that included discussions with Home Federal’s management, Home Federal’s legal counsel, Luse Gorman, PC, and Home Federal’s independent registered public accounting firm, Plante & Moran, PLLC. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed, among other factors, the economy in Home Federal’s primary market area and compared Home Federal’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on Home Federal’s representation that the information in the Conversion regulatory applications and additional evidence furnished to us by Home Federal and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by Home Federal and its independent accounting firm, nor did we independently value the assets or liabilities of Home Federal. The Appraisal considers Home Federal only as a going concern and should not be considered as an indication of the liquidation value of Home Federal.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Home Federal Savings and Loan Association of Grand Island

June 2, 2023

Page Two

Pursuant to the Plan of Conversion adopted and approved by Home Federal’s Board of Directors, Home Federal will convert from the mutual to the stock form of organization. When the Conversion and Stock Offering are completed, all of the outstanding capital stock of Home Federal will be owned by Central Plains Bancshares, and all of the common stock of the Company will be owned by its stockholders. Home Federal will operate as a wholly-owned subsidiary of Central Plains Bancshares.

It is our opinion that, as of June 2, 2023, the estimated pro forma market value of Home Federal was within a range (the “Valuation Range”) of $27,200,000 to $36,800,000 with a midpoint of $32,000,000. Pursuant to applicable appraisal guidelines, the Valuation Range was based upon a 15% decrease from the midpoint value to determine the minimum value and a 15% increase from the midpoint value to establish the maximum value. Assuming an additional 15% increase above the maximum value results in an adjusted maximum of $42,320,000. Based on an initial offering price of $10.00 per share, the number of shares to be sold in the Stock Offering is as follows: 2,720,000 at the minimum, 3,200,000 at the midpoint, 3,680,000 at the maximum, and 4,232,000 at the adjusted maximum of the offering range.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of Home Federal’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in Home Federal’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of Home Federal, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,
Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Peter W. L. Williams
Principal

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LIST OF TABLES

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INTRODUCTION

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Home Federal Savings and Loan Association of Grand Island (“Home Federal”) as of June 2, 2023 in conjunction with Home Federal’s conversion (the “Conversion”) from the mutual to stock form of organization, issuance of all of its capital stock to a newly formed stock holding company known as Central Plains Bancshares, Inc. (“Central Plains Bancshares” or the “Company”), and offering for sale of Central Plains Bancshares’ common stock to eligible depositors and borrowers of Home Federal and tax-qualified employee stock benefit plans of Home Federal in a subscription offering. Any shares not purchased in the subscription offering will be offered for sale to certain members of the general public in a community offering and, if necessary, a syndicated community offering.

The offering of common stock for sale through the subscription, community, and syndicated offerings is referred to herein as the “Stock Offering.” The Conversion is being undertaken pursuant to a Plan of Conversion adopted by the Board of Directors of Home Federal. The Appraisal is furnished pursuant to the filing by Home Federal of regulatory applications with respect to the Conversion and Stock Offering with the Office of the Comptroller of the Currency and the Securities and Exchange Commission.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of Home Federal that included discussions with Home Federal’s management, Home Federal’s legal counsel, Luse Gorman, PC, and Home Federal’s independent registered public accounting firm, Plante & Moran, PLLC. In

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addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed, among other factors, the economy in Home Federal’s primary market area and compared Home Federal’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on Home Federal’s representation that the information in the Conversion regulatory applications and additional evidence furnished to us by Home Federal and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by Home Federal and its independent accounting firm, nor did we independently value the assets or liabilities of Home Federal. The Appraisal considers Home Federal only as a going concern and should not be considered as an indication of the liquidation value of Home Federal.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of Home Federal’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

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The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in Home Federal’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of Home Federal, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

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I. BUSINESS OF HOME FEDERAL

General Overview

Home Federal is a federally-chartered mutual savings bank headquartered in Grand Island, Nebraska. Originally chartered in 1935, Home Federal conducts operations from its main office in Grand Island, Nebraska, six branch offices located in Grand Island, Hastings, Holdrege, Lexington, and Superior, Nebraska, a drive-up facility in Grand Island, Nebraska, and a loan production office in Lincoln, Nebraska. Home Federal considers its primary market area for deposit gathering to be the Nebraska counties of Adams, Dawson, Hall, Nuckolls, and Phelps, with Lancaster County included in its primary market area for lending activities.

Home Federal’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans secured by properties located in its primary market area, as well as commercial real estate loans. To a lesser extent, Home Federal also originates commercial business loans, multi-family residential real estate loans, construction and land development loans, agricultural real estate and non-real estate loans, and consumer loans. Home Federal offers a variety of deposit accounts, including checking accounts, savings accounts, and certificate of deposit accounts. In addition, Home Federal offers electronic banking services, including mobile banking, online banking and bill pay, and electronic funds transfer via Zelle®.

At March 31, 2023, Home Federal had total assets of $437.8 million, total deposits of $391.0 million, net total loans of $348.3 million, and total equity of $38.7 million (measuring 8.83% of total assets). Home Federal was considered “well capitalized” for regulatory purposes as of March 31, 2023. Home Federal reported net income of $1.6 million for its fiscal year ended March 31, 2023 and net income of $3.1 million for the fiscal year ended March 31, 2022. At

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March 31, 2023, Home Federal had 67 full-time employees and four part-time employees. Home Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). Home Federal is subject to comprehensive examination and regulation by the Office of the Comptroller of the Currency (“OCC”). Home Federal is a member of the Federal Home Loan Bank (“FHLB”) of Topeka.

Home Federal operates under the trade name of “Home Federal Bank.” In recent years, Home Federal has attempted to solidify its market area presence in south central Nebraska by acquiring another mutual savings institution and opening a loan production office. On January 1, 2016, Home Federal acquired Home Federal Savings and Loan Association of Nebraska (“HFNE”), which was headquartered in Lexington, Nebraska. Prior to the acquisition, HFNE had total assets of $56.1 million, total loans of $43.6 million, and total deposits of $44.7 million. HFNE was originally chartered in 1953. Home Federal assumed the four banking offices of HFNE that were located in Lexington (Dawson County), Hastings (Adams County), Holdrege (Phelps County), and Superior (Nuckolls County). After the acquisition, Home Federal’s total assets expanded by 23.1% from $229.2 million at December 31, 2015 to $282.2 million at March 31, 2016.

In July 2021, Home Federal opened a loan production office in Lincoln (Lancaster County). Lincoln serves as the capital city of Nebraska and is the second most populous city in the state with an estimated 2023 population of nearly 300,000. Home Federal’s loan production office is focused on loan origination activities only with a primary emphasis on commercial real estate and business lending. Home Federal intends to establish a branch office in Lincoln as a replacement for its loan production office in that city. Home Federal currently anticipates opening the branch office in Lincoln during the fourth quarter of 2024.

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Home Federal’s long operating history has provided it with a familiarity of its local communities and customer base. Home Federal believes that it has a strong community reputation as a diversified residential, commercial real estate, business, and agricultural lender, and its management and staff are easily accessible to customers. Home Federal continues to stress customer service and is community focused through its staff that is knowledgeable of the local customer base and very active in community endeavors. Home Federal’s mission statement is disclosed as follows: “To provide solutions to our customers that enhance their financial security in the most convenient and efficient way possible while striving to provide the most value and return to our stakeholders.”

Over the past five years, Home Federal has experienced significant growth by expanding its loans and deposits. Home Federal’s total assets increased at a compound annual growth rate (“CAGR”) of 9.1% from $282.7 million at March 31, 2018 to $437.8 million at March 31, 2023. Home Federal’s total loans increased at a CAGR of 14.3% from $181.6 million at March 31, 2018 to $353.7 million at March 31, 2023. Home Federal’s total deposits increased at a CAGR of 9.9% from $243.8 million at March 31, 2018 to $391.0 million at March 31, 2023. Home Federal’s ratio of total loans to total deposits expanded from 74.5% at March 31, 2018 to 90.5% at March 31, 2023. The growth of the loan portfolio over this five-year period was primarily driven by increases in residential mortgage loans and commercial real estate loans. Over this period, Home Federal’s ratio of total equity to total assets decreased from 11.18% at March 31, 2018 to 8.83% as Home Federal employed increased capital leverage to support the asset expansion.

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Home Federal’s current operating goal is to position the organization to succeed in an evolving and competitive financial services landscape and enhance its standing as one of the leading community banking institutions in its market. Home Federal believes that it can provide long-term value to its customers, employees, future stockholders, and the communities it serves by executing a prudent business strategy that generates increasing profitability. Home Federal also believes there is a significant opportunity for a community-focused banking institution to continue to compete effectively in its primary market area and that the increased capital it will have after the completion of the Stock Offering will help to facilitate this objective. The core elements of Home Federal’s business strategy are outlined in more detail below:

•

Continue to focus on commercial loan growth. Home Federal’s Grand Island market has experienced strong population and job growth, contributing to favorable economic conditions for generating new commercial loans. Home Federal’s commercial real estate loans are generally secured by properties used for business purposes, such as medical office buildings, hotels, and warehouses. Home Federal seeks commercial loan customers (both commercial real estate and commercial business) with whom it can establish multiple lending relationships and provide other services, such as business checking accounts. Home Federal targets new commercial real estate and multi-family real estate loan originations to experienced, growing small- and mid-size owners and investors in its market area. Home Federal increased its commercial real estate loans (including multi-family real estate loans) and commercial business loans by $19.8 million or 13.5% to $166.8 million at March 31, 2023 from $147.1 million at March 31, 2022

•

Manage credit risk to maintain a low level of non-performing assets. Home Federal believes strong asset quality is a key to its long-term financial success. Home Federal’s strategy for credit risk management focuses on having a very experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria, and active credit monitoring. Home Federal’s ratio of non-performing loans to total loans was 0.24% as of March 31, 2023 and 0.32% as of March 31, 2022, while its ratio of non-performing assets to total assets was 0.25% as of March 31, 2023 and 0.24% as of March 31, 2022.

•

Continue the expansion of mortgage banking activities and related areas of operational strength. Home Federal is an active originator of fixed-rate, one- to four-family residential mortgage loans, and generally sells fixed-rate residential mortgage loans with terms exceeding ten years. Home Federal retains the servicing on loans it sells to reinforce its commitment to customer service. Home Federal will seek to add experienced mortgage lending personnel, consistent with recent and future growth opportunities, to further leverage its overall scalable business model, including secondary market management and compliance specialists. Subject to market conditions, Home

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Federal intends to continue to grow its mortgage banking business as it expands into new markets. Home Federal seeks experienced lending teams in attractive market areas. Home Federal believes it has managed its mortgage banking operations to provide cost-management flexibility in the event of unfavorable economic conditions or further increases in market interest rates.

•

Increase core deposits with an emphasis on low-cost commercial demand deposit accounts. Home Federal seeks core deposits to provide a stable source of funds for loan growth at costs consistent with improving its interest rate spread and profitability. Core deposits also help Home Federal maintain loan-to-deposit ratios at levels consistent with regulatory expectations. Home Federal considers its core deposits to include demand deposits, negotiable orders of withdrawal (“NOW”) and automatic transfer service accounts, money market deposit accounts, other savings deposits, and certificates of deposit under $250,000, excluding wholesale and brokered deposits. Home Federal intends to increase these types of deposits through future branch office expansion. Home Federal’s non-interest bearing deposits totaled $74.4 million at March 31, 2023, or 19.0% of total deposits.

•

Enhance operating efficiency through continual improvement. In recent years, Home Federal has successfully managed its efforts to control operating expenses, and, as a result, its efficiency ratio improved to 69.8% for the year ended March 31, 2023 from 75.7% for the year ended March 31, 2022. Home Federal aims to remain disciplined in evaluating the cost and expected benefit of expansion opportunities, and is focused on identifying ways to enhance employee engagement and training in order to standardize work and reduce employee burden, with a goal of improving both the customer and employee experience. Although it expects to incur additional costs related to anticipated stock benefit plans, Home Federal intends to continue its efforts to control operating expenses.

•

Pursue disciplined expansion through organic growth and opportunistic bank or branch acquisitions. While Home Federal expects organic growth will be its primary strategic focus, including expanding its branch office footprint, Home Federal may also consider acquisition opportunities that it believes would enhance the value of its franchise and yield potential financial benefits for its stockholders. Home Federal may also open additional loan production offices that focus on mortgage banking and/or commercial lending. Home Federal intends to establish a branch office in Lincoln, Nebraska, as a replacement for its loan production office in that city. Home Federal currently anticipates opening this branch office in the fourth quarter of 2024.

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While its equity level is solid at 8.83% of total assets as of March 31, 2023, Home Federal believes it must raise additional capital in order to facilitate its growth objectives and loan generation activity, and provide a greater cushion in response to the risk profile associated with continued expansion and future economic conditions. As a stock organization upon completion of the Conversion, the Company and Home Federal will be organized in the ownership form used by commercial banks, most major businesses, and a large number of thrift institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Company and Home Federal the flexibility to increase its equity capital position more rapidly than by accumulating earnings.

Home Federal also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to expand or to make acquisitions. After the Conversion, Home Federal will have an increased ability to merge with or acquire other financial institutions or business enterprises; however, there are no current arrangements, understandings, or agreements regarding any such acquisition opportunities. Finally, Home Federal expects to benefit from its employees and directors having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating employees and directors.

In summary, Home Federal’s primary reasons for implementing the Conversion and undertaking the Stock Offering are to:

•	Increase capital to support future growth and profitability.

•	Retain and attract qualified personnel by establishing stock-based benefit plans for management and employees.

•	Offer customers and employees an opportunity to purchase an equity interest in Home Federal by purchasing shares of common stock of Central Plains Bancshares.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in Home Federal’s economic and competitive environment, and recent strategic initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 presents Home Federal’s consolidated balance sheets as of March 31, 2022 and 2023. Exhibit II-2 summarizes Home Federal’s consolidated income statements for the years ended March 31, 2022 and 2023.

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Financial Condition

Table 1 presents selected data concerning Home Federal’s financial position as of March 31, 2022 and 2023. Table 2 displays relative balance sheet concentrations as of similar dates.

Table 1

Selected Financial Condition Data

As of March 31, 2022 and 2023

(Dollars in Thousands)

	March 31,
	2023	2022
Total assets	$437,792	$413,384
Cash and cash equivalents (1)	16,563	18,979
Investment securities	58,264	73,995
Federal Home Loan Bank stock	563	500
Total loans, net	348,337	306,607
Properties and equipment, net	4,104	4,289
Total deposits	390,952	365,003
Total equity	38,666	38,402

(1)	Includes cash and federal funds sold.

Source: Home Federal, audited financial statements.

Asset Composition

Home Federal’s total assets amounted to $437.8 million at March 31, 2023, reflecting a $24.4 million or 5.9% increase from total assets of $413.4 million at March 31, 2022. The recent increase in total assets was primarily related to the expansion of the loan portfolio and funded primarily by an increase in total deposits and a reduction in investment securities. Net total loans increased by $41.7 million or 13.6% between March 31, 2022 and 2023, while total deposits increased by $25.9 million or 7.1% and investment securities declined by $15.7 million or 21.3%. Cash and cash equivalents decreased by $2.4 million or 12.7% between March 31, 2022 and 2023.

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Table 2

Relative Balance Sheet Concentrations

As of March 31, 2022 and 2023

(Percent of Total Assets)

	March 31,
	2023	2022
Cash and cash equivalents (1)	3.78%	4.59%
Investment securities	13.31	17.90
Federal Home Loan Bank stock	0.13	0.12
Total loans, net	79.57	74.17
Properties and equipment, net	0.94	1.04
Other assets	2.28	2.18

Total assets	100.00%	100.00%

Total deposits	89.30%	88.30%
Borrowed funds	0.00	0.00
Other liabilities	1.87	2.41
Total liabilities	91.17	90.71
Total equity	8.83	9.29

Total liabilities and equity	100.00%	100.00%

(1)	Includes cash and federal funds sold.

Source: Home Federal, audited financial statements.

Net total loans increased by $41.7 million or 13.6% from $306.6 million at March 31, 2022 to $348.3 million at March 31, 2023. As a result of the recent increase in Home Federal’s loan portfolio, the percentage of net total loans increased from 74.2% of total assets at March 31, 2022 to 79.6% of total assets at March 31, 2023. Cash and cash equivalents decreased from $19.0 million to $16.6 million and investment securities decreased from $73.4 million to $57.8 million as Home Federal used excess liquidity and the proceeds from securities that matured or were called to fund loan growth. The aggregate concentration of cash and investments declined from 22.6% of total assets at March 31, 2022 to 17.2% of total assets at March 31, 2023.

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Home Federal’s loan portfolio consists of a diverse mix of loan types. The largest segments of Home Federal’s loan portfolio include residential estate mortgage loans and commercial and multi-family real estate loans. As of March 31, 2023, one- to four-family residential mortgage loans accounted for $119.6 million or 33.8% of total loans and commercial and multi-family real estate loans comprised $136.7 million or 38.7% as illustrated in Exhibit II-3. Home Federal’s loan portfolio also included commercial business loans (8.5% of total loans), consumer and other loans (7.2% of total loans), construction and land development loans (6.7% of total loans), and agriculture real estate and non-real estate loans (5.1% of total loans). Of the total amount of loans due after March 31, 2024, approximately $176.9 million or 55.0% consisted of fixed-rate loans and $144.5 million or 45.0% represented adjustable-rate loans.

At March 31, 2023, Home Federal had $119.6 million in one- to four-family residential mortgage loans, which represented 33.8% of total loans. This amount included $8.0 million of residential construction loans at such date. The significant majority of Home Federal’s one- to four-family residential real estate loans are secured by properties located in its primary market area. Home Federal’s one- to four-family residential real estate loans are generally underwritten to secondary market guidelines for Freddie Mac. Home Federal offers both fixed-rate and adjustable-rate residential mortgage loans for terms of up to 30 years. Home Federal generally limits the loan-to-value ratios of its residential mortgage loans to 80%, and up to 90% with private mortgage insurance, of the purchase price or appraised value, whichever is lower. Of the one- to four-family residential mortgage loans due after March 31, 2024, approximately $84.2 million or 76.9% consisted of fixed-rate loans and $25.3 million or 23.1% represented adjustable-rate loans.

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At March 31, 2023, Home Federal had $136.7 million in commercial real estate and multi-family real estate loans, which represented 38.7% of total loans. Of this aggregate total, Home Federal’s commercial real estate loans amounted to $102.4 million and multi-family residential loans amounted to $34.3 million as of March 31, 2023. Home Federal’s commercial and multi-family real estate lending activity is consistent with its strategy to diversify the loan portfolio and increase the overall portfolio yield with shorter-maturity loans. Commercial and multi-family real estate loans increased significantly by $21.4 million or 18.5% from $115.4 million at March 31, 2022 to $136.7 million at March 31, 2023.

Home Federal’s commercial real estate loans are secured by owner-occupied and non-owner occupied properties, including medical practices, insurance offices, warehouses, single- and multi-tenant retail, and motels. Home Federal’s commercial residential real estate loans are secured by properties located within its primary market area, or it generally participates with a Nebraska-based bank for loans outside of its primary market area. Generally, Home Federal’s commercial real estate loans have terms and amortization periods of up to 20 years with options for balloon payments and interest rate adjustments to occur every five years. Home Federal’s multi-family residential real estate loans are generally adjustable-rate loans or have a call period after three or five years.

Home Federal may purchase loan participations secured by properties primarily located in Nebraska in which it is not the lead lender. In these circumstances, Home Federal follows its customary loan underwriting and approval policies. At March 31, 2023, Home Federal’s outstanding balances of loan participations where it was not the lead lender totaled $81.1 million, or 22.9% of its loan portfolio, of which $72.6 million were commercial real estate loans and $8.5 million were commercial business loans. All such loans were performing in accordance with their original repayment terms. Home Federal also has sold participation interests in loans that exceeded its loans-to-one borrower legal lending limit and for risk diversification. At March 31, 2023, Home Federal had participated out portions of loans with an aggregate principal balance of approximately $28.0 million.

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Home Federal’s commercial business loans amounted to $30.1 million or 8.5% of total loans at March 31, 2023. Commercial business loans include both term loans and lines of credit. Home Federal’s commercial business loan terms vary depending on the type of collateral (such as five years for a loan secured by machinery and equipment, with a maximum loan-to-value ratio of 75% for new equipment and 70% for used equipment), or the type of loan (such as one year for a loan to support business inventory and receivables). Generally, the maximum loan-to-value ratio for Home Federal’s commercial business loans is up to 90%, which applies to loans secured by U.S. Government securities with specified terms and maturities.

At March 31, 2023, Home Federal had $23.6 million in construction and land loans for properties other than one- to four-family residences, representing 6.7% of its total loan portfolio. Home Federal’s commercial construction loans are structured as straight construction or construction/permanent loans where after the initial construction period the loan converts to a permanent commercial mortgage loan. Home Federal’s commercial construction loans are underwritten to the same guidelines for commercial mortgage loans. Home Federal’s commercial construction loans generally can be made with a maximum loan-to-value ratio of 75% of the estimated appraised market value upon completion of the project.

At March 31, 2023, Home Federal had $9.2 million in agricultural real estate loans, or 2.6% of total loans, and $8.9 million in agricultural non-real estate loans, or 2.5% of total loans. Home Federal’s agriculture real estate loans are for the acquisition, development and/or refinancing of agricultural property, while its agricultural non-real estate loans are for financing (1) crop and livestock production expenses, (2) crop and livestock inventory carrying, (3) the

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acquisition of breeding livestock, and (4) the acquisition of equipment, machinery, vehicles, and other capital assets. Home Federal’s agriculture loans include term loans and lines of credit, with terms of one year for financing crop and livestock expenses or carrying crop and livestock inventory, to up to seven years for capital asset acquisition. Home Federal’s agriculture real estate loans generally amortize over a 25-year term with interest rates generally adjusting every five years. Home Federal’s generally limits the loan-to-value ratio of its agriculture loans to 70% of the collateral value.

At March 31, 2023, Home Federal’s aggregate amount of consumer and other loans totaled $25.4 million or 7.2% of total loans. Home Federal’s consumer loans generally consist of dental implant loans, automobile and recreation vehicle loans, energy loans, student loans, boat loans, and unsecured preferred lines of credit for customers with qualified relationships. Home Federal’s energy loans comprise home equity loans originated through a partnership with the Nebraska Energy Office, which provides a preferred interest rate for eligible home improvement projects designed to reduce energy costs.

Included in the consumer loan portfolio are unsecured loans to individuals for dental implants. Home Federal participates with a Nebraska-based financial institution to provide a funding line to a specialty finance company that has a nationwide network of dentists whose patients can apply directly for and obtain individual loans. Home Federal’s portion of the loans to individuals totaled $12.7 million at March 31, 2023, and the average underlying loan size was $18,000. A reserve of between 7.5% and 11% of the outstanding balance of the funding line is maintained by the specialty finance company at the lead financial institution, which also services the loans. Any such loan that becomes over 120 days past due is automatically paid off from the reserve, which is replenished monthly back to covenant levels.

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Exhibit II-4 presents a summary of Home Federal’s portfolio of cash, short-term liquidity, and investment securities as of March 31, 2022 and 2023. Home Federal’s primary investment objectives are to (1) provide and maintain liquidity within regulatory guidelines; (2) maintain high quality and diversified investments; (3) provide collateral for pledging requirements and short-term borrowing needs; (4) balance earnings depending on levels of loan demand; (5) maximize returns through value investing; and (6) manage interest rate risk. Home Federal’s investment policy was adopted by the Board of Directors and is reviewed annually by the Board of Directors. All investment decisions are made by Home Federal’s Asset/Liability Committee according to Board-approved policies. Home Federal’s current investment policy authorizes, with certain limitations, investments in U.S. Treasury securities; securities issued by the U.S. government and its agencies or government-sponsored enterprises (“GSEs”), including mortgage-backed securities issued by Fannie Mae, Ginnie Mae, and Freddie Mac; corporate and municipal bonds; collateralized mortgage obligations (“CMOs”) and real estate mortgage investment conduits (“REMICs”); certificates of deposit in other financial institutions; and federal funds, among other investments.

As shown in Exhibit II-4, Home Federal’s aggregate cash and investments amounted to $75.4 million or 17.2% of total assets as of March 31, 2023. Cash and cash equivalents amounted to $16.6 million or 3.8% of Home Federal’s total assets as of March 31, 2023. Home Federal’s available-for-sale securities portfolio, reported at fair value, totaled $57.8 million or 13.2% of total assets at March 31, 2023 and was composed of $50.1 million of securities and obligations issued by GSEs and $7.7 million of state and municipal securities. Home Federal’s held-to-maturity securities portfolio, reported at amortized cost, amounted to $422,000 or 0.1% of total assets and comprised securities and obligations issued by GSEs. As of March 31, 2023, Home Federal had net unrealized losses of $6.0 million in its available-for-sale securities portfolio and net unrealized losses of $6,000 in its held-to-maturity securities portfolio. Home Federal’s investment securities portfolio had a weighted average yield of 2.35% as of March 31, 2023. Home Federal also owned $563,000 of stock in the FHLB of Topeka as of March 31, 2023.

FELDMAN FINANCIAL ADVISORS, INC.

Liability Composition

Deposits are Home Federal’s primary external source of funds for lending and investment purposes. Exhibit II-5 presents a summary of Home Federal’s deposit composition as of March 31, 2022 and 2023. Total deposits amounted to $391.0 million or 89.3% of total assets and 98.0% of total liabilities at March 31, 2023. Total deposits increased by 7.1% or $25.9 million from $365.0 million at March 31, 2022 to $391.0 million at March 31, 2023. Certificates of deposit increased by $41.9 million to $70.2 million at March 31, 2023 from $28.3 million at March 31, 2022, while Home Federal experienced decreases in all other deposit categories. As a result of recent increases in market interest rates, customers have sought higher-yielding deposits. Home Federal also had brokered deposits of $8.0 million at March 31, 2023.

Core deposits, defined herein as total deposits excluding certificate of deposit accounts, decreased by $15.3 million or 4.8% from $319.9 million at March 31, 2022 to $304.6 million at March 31, 2023. The ratio of core deposits to total deposits decreased from 87.6% at March 31, 2022 to 77.9% at March 31, 2023, while the concentration of certificate deposits to total deposits increased from 12.4% to 22.1% over the same time period.

Home Federal relies on personalized customer service, longstanding relationships with customers, and favorable reputation in its primary market area to attract and retain local deposits. Home Federal also seeks to obtain deposits from its commercial loan customers. Deposit account terms vary according to the minimum balance required, the time period that funds must remain on deposit, and the interest rate, among other factors. In determining the rates and terms of its deposit accounts, Home Federal considers the rates offered by competitors, liquidity needs, growth objectives, current operating strategies, and customer preferences and concerns. As of March 31, 2024, Home Federal’s weighted average cost of interest-bearing deposits was 1.64% and the overall weighted average cost of total deposits was 1.33%.

FELDMAN FINANCIAL ADVISORS, INC.

Home Federal has not needed to use significant levels of borrowings to fund its operations in recent years. Home Federal had no outstanding borrowings as of March 31, 2022 and 2023. As a member of the FHLB of Topeka, Home Federal may obtain FHLB borrowings based upon the security of FHLB capital stock owned and Home Federal’s residential real estate mortgage loans. Home Federal may utilize these FHLB borrowings for asset/liability management purposes and for additional funding for its operations. Such advances may be made under several different credit programs, each of which has its own interest rate and range of maturities.

At March 31, 2023, based on pledged collateral and its ownership of FHLB of Topeka capital stock, Home Federal had access to up to $40.6 million of advances from the FHLB of Topeka. Home Federal could significantly increase its borrowing capacity from the FHLB of Topeka if it pledged additional assets as security. As of March 31, 2023, Home Federal also had a $5.0 million borrowing line from a private bankers’ bank, and also has the ability to participate in the Federal Reserve Board’s Bank Term Funding Program if needed.

Equity Capital

Home Federal has historically maintained solid capital levels and its total equity amounted to $38.7 million or 8.83% of total assets at March 31, 2023. The ratio of total equity to assets decreased from 9.29% at March 31, 2022 as the rate of asset expansion (5.9%) outpaced the rate of capital formation (0.7%). Home Federal’s total equity at March 31, 2023 included $43.8 million in retained earnings and $5.1 million in accumulated other comprehensive loss (“AOCL”). Home

FELDMAN FINANCIAL ADVISORS, INC.

Federal’s AOCL is primarily affected by the amount of unrealized losses on available-for-sale securities. Between March 31, 2022 and 2023, Home Federal’s AOCL declined from a negative amount of $3.7 million to a negative amount of $5.1 million. The increase in market interest rates has had the effect of increasing the level of net unrealized losses in Home Federal’s available-for-sale securities portfolio at March 31, 2023.

Home Federal’s capital level remains solid in comparison to minimum regulatory requirements. Home Federal’s regulatory capital ratios of tier 1 leverage capital, common equity tier 1 risk-based capital, tier 1 risk-based capital, and total risk-based capital were 10.12%, 12.20%, 12.20%, and 13.45%, respectively, as of March 31, 2023. In comparison, the minimum regulatory requirements under federal banking agency guidelines were 4.00%, 4.50%, 6.00%, and 8.00%, and the threshold requirements for regulatory “well capitalized” levels were 5.00%, 6.50%, 8.00%, and 10.00%, respectively. Based on these regulatory capital ratios and requirements, Home Federal was considered well capitalized for regulatory purposes as of March 31, 2023.

FELDMAN FINANCIAL ADVISORS, INC.

Income and Expense Trends

Table 3 displays the main components of Home Federal’s earnings performance for the years ended March 31, 2022 and 2023. Table 4 displays Home Federal’s principal income and expense ratios as a percent of average assets for the corresponding periods. Table 5 presents selected operating performance ratios along with other financial ratios. Table 6 displays Home Federal’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities.

General Overview

Over recent years, Home Federal has exhibited a trend of positive earnings. Home Federal’s net income amounted to $1.6 million for the year ended March 31, 2023, as compared to net income of $3.1million for the year ended March 31, 2022. Home Federal reported a return on average assets (“ROA”) of 0.81% and 0.39 for the fiscal years ended March 31, 2022 and 2023, respectively. Home Federal reported a return on average equity (“ROE”) of 8.09% and 4.39% for the fiscal years ended March 31, 2022 and 2023, respectively. The decrease in earnings from the year ended March 31, 2022 to the year ended March 31, 2023 was mainly attributable to a substantial increase in the provision for loan losses and a decrease in non-interest income.

Net interest income increased $1.3 million or 10.9% to $13.4 million for the year ended March 31, 2023 from $12.1 million for the year ended March 31, 2022, as a result of interest income increasing by a greater amount than interest expense. Home Federal’s net interest margin increased moderately from 3.24% in the year ended March 31, 2022 to 3.27% for the year ended March 31, 2023. The increase in net interest income was generated largely by the expansion of average interest-earning earning assets, which increased by $36.2 million or 9.7% from $373.5 million in fiscal 2022 to $409.7 million in fiscal 2023.

FELDMAN FINANCIAL ADVISORS, INC.

Table 3

Income Statement Summary

For the Years Ended March 31, 2022 and 2023

(Dollars in Thousands)

	Year Ended March 31,
	2023	2022
Total interest income	$16,143	$13,169
Total interest expense	2,741	1,079

Net interest income	13,402	12,090
Provision (credit) for loan losses	2,877	(114)

Net interest income after provision	10,525	12,204
Loan servicing fees and deposit service charges	2,016	1,875
Gain on sale of loans	97	473
Other income	165	158

Total non-interest income	2,278	2,506
Salaries and employee benefits	5,606	6,113
Occupancy and equipment	1,062	989
Data processing	1,740	1,670
Other expense	2,540	2,273

Total non-interest expense	10,948	11,045
Income before income taxes	1,855	3,665
Provision for income taxes	209	517

Net income	$1,646	$3,148

Source: Home Federal, audited financial statements.

Home Federal recorded a provision for loan losses of $2.9 million for the year ended March 31, 2023, compared to a credit for loan losses of $114,000 for the year ended March 31, 2022. Home Federal’s allowance for loan losses increased to $5.4 million at March 31, 2023 as compared to $4.9 million at March 31, 2022. The ratio of Home Federal’s allowance for loan losses to total loans was 1.53% at March 31, 2023 as compared to 1.58% at March 31, 2022. Net charge-offs increased to 0.70% of average loans in fiscal 2023 as compared to 0.01% in fiscal 2022.

FELDMAN FINANCIAL ADVISORS, INC.

Home Federal incurred charge-offs of $2.5 million and recoveries of $67,000 during the year ended March 31, 2023, compared to charge-offs of $21,000 and recoveries of $1,000 during the year ended March 31, 2022. The increase in charge-offs and the related increase in the provision for loan losses was primarily related to a $2.4 million commercial business loan. Home Federal had one commercial customer who submitted false financial information to multiple financial institutions, and has since passed away. The collateral that was presented had no value and, accordingly, Home Federal charged off the entire amount of the loan to this borrower. Home Federal and other financial institutions are pursuing recovery against both the borrower’s estate and a third party. The remainder of the increase in the provision for loan losses was due to overall loan growth.

Home Federal’s non-interest income totaled $2.3 million for the year ended March 31, 2023, a decrease of $228,000 or 9.1% from $2.5 million for the year ended March 31, 2022. The ratio of non-interest income to average assets decreased from 0.65% in the year ended March 31, 2022 to 0.54% for the year ended March 31, 2023. Gain on sale of loans decreased from $473,000 to $79,000 as Home Federal sold fewer loans in the year ended March 31, 2023 due to increases in market interest rates and its decision to retain more loans in portfolio. Home Federal sold $5.8 million of mortgage loans during the year ended March 31, 2023 compared to $16.5 million of such sales during the year ended March 31, 2022. Loan related servicing fees and service charges on deposit accounts continue to represent the largest source of Home Federal’s non-interest revenue, and increased by $141,000 or 7.5% from $1.9 million in the year ended March 31, 2022 to $2.0 million in the year ended March 31, 2023. Excluding the gain on sale of loans, the ratio of adjusted non-interest income to average assets would have measured 0.51% in the year ended March 31, 2023, compared to 0.53% for the year ended March 31, 2022.

FELDMAN FINANCIAL ADVISORS, INC.

Table 4

Income Statement Ratios

For the Years Ended March 31, 2022 and 2023

(Percent of Average Assets)

	Year Ended March 31,
	2023	2022
Total interest income	3.80%	3.40%
Total interest expense	0.64	0.28

Net interest income	3.16	3.12
Provision (credit) for loan losses	0.68	(0.03)

Net interest income after provision	2.48	3.15
Loan servicing fees and deposit service charges	0.47	0.48
Gain on sale of loans	0.02	0.12
Other income	0.04	0.04

Total non-interest income	0.54	0.65
Salaries and employee benefits	1.32	1.58
Occupancy and equipment	0.25	0.26
Data processing	0.41	0.43
Other expense	0.60	0.59

Total non-interest expense	2.58	2.85
Income before income taxes	0.44	0.94
Provision for income taxes	0.05	0.13

Net income	0.39	0.81

Source: Home Federal, financial data.

Home Federal’s non-interest expense decreased $97,000 or 0.9% to $10.9 million for the year ended March 31, 2023, compared to $11.0 million for the year ended March 31, 2022. The decrease was due primarily to a $507,000 or 8.3% decrease in salaries and employee benefits as a result of a change in Home Federal’s paid time-off policies, resulting in a reversal of previous accruals and a reduction of bonus accruals for fiscal 2023. The ratio of non-interest expense to average assets decreased from 2.85% in fiscal 2022 to 2.58% for fiscal 2023.

FELDMAN FINANCIAL ADVISORS, INC.

The provision for income taxes decreased to $209,000 for the year ended March 31, 2023, compared to $517,000 for the year ended March 31, 2022. The decrease was due primarily to a $1.8 million decrease in pre-tax income. Home Federal’s effective tax rates measured 14.1% and 11.3% for the years ended March 31, 2022 and 2023, respectively. The effective tax rates were below statutory tax rates due primarily to investment partnership tax credits and also because of tax-exempt interest income on municipal securities.

FELDMAN FINANCIAL ADVISORS, INC.

Table 5

Selected Operating Performance and Financial Ratios

At or For the Years Ended March 31, 2022 and 2023

(Dollars in Thousands)

	At or For the Year Ended March 31,
	2023	2022
Financial Performance Ratios
Return on average assets	0.39%	0.81%
Return on average equity	4.39%	8.09%
Net interest rate spread (1)	3.04%	3.13%
Net interest margin (2)	3.27%	3.24%
Non-interest expense to average assets	2.58%	2.85%
Efficiency ratio (3)	69.82%	75.67%
Gross total loans to total deposits	90.47%	85.32%
Capital Ratios
Total equity to total assets	8.83%	9.29%
Tier 1 capital to average assets	10.12%	10.30%
Tier 1 capital to risk-weighed assets	12.20%	13.21%
Common equity tier 1 capital to risk-weighted assets	12.20%	13.21%
Total capital to risk-weighted assets	13.45%	14.47%
Asset Quality Ratios
Non-performing loans to total loans	0.24%	0.32%
Non-performing assets to total assets	0.25%	0.24%
Allowance for loan losses to total loans	1.53%	1.58%
Allowance for loan losses to non-performing loans	636.71%	493.29%
Net charge-offs to average loans	0.70%	0.01%
Other Data
Number of offices	9	9
Number of full-time equivalent employees	71	73

(1)	Difference between the weighted average yield on interest-earning assets and the weight average cost of interest bearing liabilities.
(2)	Net interest income as a percentage of average interest-earning assets.
(3)	Non-interest expense divided by the sum of net interest income and non-interest income.

Source: Home Federal, financial data.

FELDMAN FINANCIAL ADVISORS, INC.

Table 6

Yield and Cost Summary

For the Years Ended March 31, 2022 and 2023

	Year Ended March 32,
	2023	2022
Weighted Average Yields
Loans	4.30%	4.29%
Mortgage-backed securities	2.07	1.23
Other investment securities	2.94	2.25
Interest-bearing deposits and other assets	1.65	0.20
Total interest-earning assets	3.94	3.53
Weighted Average Costs
Savings accounts	0.14	0.09
Money market accounts	0.74	0.62
NOW accounts	0.76	0.24
Certificate of deposit accounts	1.65	0.94
Individual retirement accounts	1.44	1.39
Total interest-bearing deposits	0.81	0.40
Borrowings	3.14	0.00
Total interest-bearing liabilities	0.90	0.40
Net interest rate spread (1)	3.04	3.13
Net interest margin (2)	3.27	3.24

(1)	Weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.
(2)	Net interest income divided by average total interest-earning assets.

Source: Home Federal, financial data.

FELDMAN FINANCIAL ADVISORS, INC.

Interest Rate Risk Management

Home Federal seeks to reduce its earnings vulnerability and capital risk to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. Home Federal’s Asset/Liability Committee (“ALCO”) focuses on ensuring a stable and steadily increasing flow of net interest income through managing the asset and liability mix of the balance sheet. The ALCO is expected to integrate Home Federal’s asset/liability management process into its operational decision making, including portfolio structure, investments, business planning, funding decisions, and pricing.

Home Federal attempts to manage the exposure of the net interest margin to unexpected changes due to interest rate fluctuations. Home Federal’s goal is not to eliminate interest rate risk, but to produce results that are consistent with the need for adequate liquidity, adequate capital, projected growth, acceptable risk, and appropriate profitability standards. Home Federal has implemented various strategies to manage its interest rate risk. By enacting these strategies, Home Federal believes that it is better positioned to react to changes in market interest rates. These strategies include:

•	Maintaining capital levels that exceed the thresholds for well capitalized status under federal regulations.

•	Maintaining adequate levels of liquidity.

•	Selling longer-term, fixed-rate loans, subject to market conditions.

•	Continuing to diversify the loan portfolio by adding more commercial-related loans, which typically have shorter maturities and/or adjustable rates.

FELDMAN FINANCIAL ADVISORS, INC.

Home Federal monitors its interest rate sensitivity management through the use of third-party models which generate estimates of the change in its market value of equity (“MVE”) over a range of interest rate scenarios. MVE represents the market value of portfolio equity, which is different from book value, and is equal to the market value of assets minus the market value of liabilities (representing the difference between incoming and outgoing discounted cash flows of assets and liabilities) with adjustments made for off-balance sheet items. The MVE ratio, under any interest rate scenario, is defined as the MVE in that scenario divided by the market value of assets in the same scenario. Table 7 sets forth Home Federal’s MVE as of March 31, 2023 and reflects the changes to MVE as a result of immediate and sustained changes in interest rates as indicated.

Table 7

Market Value of Equity

As of March 31, 2023

(Dollars in Thousands)

Basis Point Change in Interest Rates (1)	Estimated MVE (2) ($000s)	Amount Change from Base ($000s)	Percent Change from Base	MVE Ratio (3)	Basis Point Change in MVE Ratio
+ 400 b.p.	$45,519	$(16,786)	(26.9)%	13.88%	(179) b.p.
+ 300 b.p.	53,010	(9,295)	(14.9)%	15.31%	(36) b.p.
+ 200 b.p.	58,328	(3,977)	(6.4)%	16.01%	24 b.p.
+ 100 b.p.	60,818	(1,487)	(2.4)%	15.93%	26 b.p.
Base	62,305	—	—	15.67%	—
- 100 b.p.	54,172	(8,133)	(13.1)%	13.10%	(257) b.p.
- 200 b.p.	44,404	(17,901)	(28.7)%	10.38%	(529) b.p.
- 300 b.p.	29,346	(32,959)	(52.9)%	6.67%	(900) b.p.
- 400 b.p.	36,695	(25,610)	(41.1)%	8.16%	(751) b.p.

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	MVE is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts.
(3)	MVE ratio represents MVE divided by the present value of assets, which is calculated as the discounted value of incoming cash flows on interest-earning assets.

Source: Home Federal, financial data.

FELDMAN FINANCIAL ADVISORS, INC.

Table 7 indicates that at March 31, 2023, in the event of an instantaneous parallel 100 basis point increase in interest rates, Home Federal would experience an 2.4% decrease in MVE. In the event of an instantaneous 100 basis point decrease in interest rates, Home Federal would experience a 13.1% decrease in MVE. In the event of an instantaneous 200 basis point increase in interest rates, Home Federal would experience a 6.4% decrease in MVE. In the event of an instantaneous 200 basis point decrease in interest rates, Home Federal would experience a 28.7% decrease in MVE. The MVE simulations give no effect to any steps that Home Federal might take to counter the impact of such interest rate movement.

In addition to modeling changes in MVE, Home Federal also analyzes potential changes to net interest income for a one-year period under rising and falling interest rate scenarios. Home Federal estimates its net interest income for a one-year period, and then calculates what the net interest income would be for the same period under the assumption that the U.S. Treasury yield curve increases or decreases gradually by up to 400 basis points.

Table 8 below sets forth, as of March 31, 2023, the calculation of the estimated changes in Home Federal’s net interest income resulting from the designated changes in the U.S. Treasury yield curve. As shown in Table 8, an upward change of 100 basis points in market interest rates would decrease net interest income by $130,000 or 0.9%, and a downward change of 100 basis points would increase net interest income by $69,000 or 0.5%. An upward change of 200 basis points in market interest rates would decrease net interest income by $268,000 or 1.9%, and a downward change of 200 basis points would increase net interest income by $148,000 or 1.1%.

FELDMAN FINANCIAL ADVISORS, INC.

Table 8

Net Interest Income Sensitivity

As of March 31, 2023

(Dollars in Thousands)

Basis Point Change in Interest Rates (1)	Estimated Net Interest Income ($000s)	Change in Net Interest Income ($000s)	Percent Change from Base (%)
+ 400 b.p.	$13,317	$(533)	(3.8)%
+ 300 b.p.	13,444	(406)	(2.9)%
+ 200 b.p.	13,582	(268)	(1.9)%
+ 100 b.p.	13,720	(130)	(0.9)%
Base	13,850	—	—
- 100 b.p.	13,919	69	0.5%
- 200 b.p.	13,998	148	1.1%
- 100 b.p.	14,123	273	2.0%
- 200 b.p.	14,235	385	2.8%

(1)	Assumes a gradual change in interest rates at all maturities over a one-year period.

Source: Home Federal, financial data.

FELDMAN FINANCIAL ADVISORS, INC.

Asset Quality

Table 9 summarizes Home Federal’s total non-performing assets as of March 31, 2022 and 2023. Home Federal has a record of reporting satisfactory asset quality in recent years. Non-performing loans decreased from $999,000 at March 31, 2022 to $850,000 at March 31, 2023. Home Federal’s non-performing loans as of March 31, 2023 consisted of non-accrual loans as follows: $484,000 of commercial real estate loans, $338,000 of residential mortgage loans, and $28,000 of commercial business loans. Relative to total loans, non-performing loans measured 0.32% and 0.24% as of March 31, 2022 and 2023, respectively. Home Federal had $235,000 of foreclosed assets in the form of residential real estate as of March 31, 2023. Home Federal’s ratio of non-performing assets to total assets measured 0.24% and 0.25% as of March 31, 2022 and March 31, 2023, respectively.

Table 10 summarizes Home Federal’s allowance for loan losses as of and for the years ended March 31, 2022 and 2023. The allowance for loan losses increased from $4.9 million at March 31, 2022 to $5.4 million at March 31, 2023. Home Federal’s provision (credit) for loan losses increased from to -$114,000 in fiscal 2022 to $2.8 million in fiscal 2023. As discussed earlier, net charge-offs increased to $2.4 million in fiscal 2023 due to the charge-off of a $2.4 million commercial business loan wherein the borrower had presented fraudulent collateral that had no value. Because of the loan portfolio expansion, the ratio of the allowance for loan losses to total loans decreased from 1.58% at March 31, 2022 to 1.53% at March 31, 2023. The ratio of the allowance for loan losses to non-performing loans increased from 493.3% at March 31, 2022 to 636.7% at March 31, 2023.

FELDMAN FINANCIAL ADVISORS, INC.

Table 9

Non-performing Assets Summary

As of March 31, 2022 and 2023

(Dollars in Thousands)

	March 31, 2023
	2023	2022
Non-accrual Loans
One- to four-family residential loans	$338	$267
Multi-family real estate loans	—	—
Commercial real estate loans	484	632
Agriculture real estate loans	—	—
Construction and land development	—	—
Commercial business loans	28	52
Agriculture business loans	—	—
Consumer and other loans	—	3

Total non-accrual loans	850	954
Accruing Loans Past Due 90 Days or More
One- to four-family residential loans	—	42
Multi-family real estate loans	—	—
Commercial real estate loans	—	—
Agriculture real estate loans	—	—
Construction and land development	—	—
Commercial business loans	—	—
Agriculture business loans	—	—
Consumer and other loans	—	3

Total accruing loans past due 90 days more	—	45
Total non-performing loans	850	999
Foreclosed assets	235	—

Total non-performing assets	$1,085	$999

Total non-accrual loans to total loans	0.24%	0.31%
Total non-performing loans to total loans	0.24%	0.32%
Total non-performing assets to total assets	0.25%	0.24%

Source: Home Federal, financial data.

FELDMAN FINANCIAL ADVISORS, INC.

Table 10

Allowance for Loan Losses

At or For the Years Ended March 31, 2022 and 2023

(Dollars in Thousands)

	At or For the Year Ended March 31,
	2023	2022
Allowance at beginning of period	$4,928	$5,062
Charge-offs:
One- to four-family residential loans	(8)	—
Multi-family real estate loans	—	—
Commercial real estate loans	—	—
Agriculture real estate loans	—	—
Construction and land development loans	—	—
Commercial business loans	(2,448)	(18)
Agriculture business loans	—	—
Consumer and other loans	(4)	(3)

Total charge-offs	(2,460)	(21)
Recoveries:
One- to four-family residential loans	—	—
Multi-family real estate loans	—	—
Commercial real estate loans	65	—
Agriculture real estate loans	—	—
Construction and land development loans	—	—
Commercial business loans	—	—
Consumer and other loans	2	1

Total recoveries	67	1
Net (charge-offs) recoveries	(2,393)	(20)
Provision (credit)for loan losses	2,877	(114)

Allowance at end of period	$5,412	$4,928

Allowance to non-performing loans	636.71%	493.29%
Allowance to gross total loans	1.53%	1.58%
Net (charge-offs) recoveries to average loans	-0.70%	-0.01%

Source: Home Federal, financial data.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

Overview of Market Area

Home Federal operates from its main office in Grand Island, Nebraska, six branch offices located in Grand Island, Hastings, Holdrege, Lexington, and Superior, Nebraska, a drive-up facility in Grand Island, Nebraska, and a loan production office in Lincoln, Nebraska. Home Federal considers its primary market area for deposit gathering to be the Nebraska counties of Adams, Dawson, Hall, Nuckolls, and Phelps, with Lancaster County included in its primary market area for lending activities. Grand Island is the county seat of Hall County and had an estimated 2023 population of 52,649, making it the fourth most populous city in Nebraska after Omaha, Lincoln, and Bellevue. A map of Home Federal’s branch office network is presented below as situated in south central Nebraska.

FELDMAN FINANCIAL ADVISORS, INC.

Home Federal serves south central Nebraska through its network of nine office locations (which include seven full-service banking offices, a drive-up office facility, and a loan production office), which covers a relatively broad area of south central Nebraska. Home Federal’s market area economy has a focus on manufacturing and agriculture with a cross-section of other economic sectors, including education, healthcare, and services. The primary market area has developed a modern, diversified economy, including the historical agriculture sector. Attractions of the market area include a quality lifestyle, with sufficient personal and business services for residents. Central Community College operates a Grand Island campus and the University of Nebraska at Kearney is located about 40 miles west of Grand Island.

Table 11 provides selected demographic data for the United States, the state of Nebraska, Hall County, Adams County, Dawson County, and Phelps County. These counties represent the most populous counties in which Home Federal operates a branch office. Grand Island is the county seat and most populous city in Hall County. Hall County had an estimated 2023 population of 62,371, making it Nebraska’s fourth most populous county. As previously noted, the city of Grand Island had a population of 52,649. While most counties in Nebraska experienced a net out-migration from 2010 to 2023, Hall County’s population increased 6.4% from the 2010 census total of 58,607. Hall County’s population is projected to increase by 1.1% by over the next five years to 63,027 in 2028.

The median age in Hall County was 36.1 years, below the state and national median ages of 37.4 and 39.3 years, respectively. The estimated 2023 median household income of Hall County was $66,672, below state and national median levels of $72,655 and $73,503, respectively. Hall County’s unemployment rate was 1.8% in April 2023, equal to the Nebraska unemployment rate of 1.8% and below the U.S. unemployment rate of 3.1%.

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Table 11

Selected Demographic Data

	United		Hall	Adams	Dawson	Phelps
	States	Nebraska	County	County	County	County
Total Population 2010 - Base	308,745,377	1,826,331	58,607	31,364	24,326	9,188
2023 - Current	334,500,069	1,979,219	62,371	30,936	23,807	8,888
2028 - Projected	341,662,969	2,026,853	63,027	30,897	23,694	8,849
% Change 2010-2023	8.34%	8.37%	6.42%	-1.36%	-2.13%	-3.27%
% Change 2023-2028	2.14%	2.41%	1.05%	-0.13%	-0.47%	-0.44%
Age Distribution, 2023
0 - 14 Age Group	17.97%	20.16%	22.83%	19.53%	22.81%	19.79%
15 - 34 Age Group	26.49%	26.84%	25.79%	26.39%	25.61%	23.62%
35 - 54 Age Group	24.96%	23.85%	23.67%	21.72%	22.83%	21.78%
55 - 69 Age Group	18.50%	17.49%	16.78%	18.81%	16.57%	19.18%
70+ Age Group	12.07%	11.66%	10.92%	13.55%	12.18%	15.63%
Median Age (years)	39.3	37.4	36.1	38.7	36.3	40.9
Total Households
2010 - Base	116,716,406	721,115	22,196	12,466	8,899	3,779
2023 - Current	128,298,155	780,025	23,598	12,608	8,764	3,677
2028 - Projected	131,437,810	798,557	23,847	12,622	8,732	3,666
% Change 2010-2023	9.92%	8.17%	6.32%	1.14%	-1.52%	-2.70%
% Change 2023-2028	2.45%	2.38%	1.06%	0.11%	-0.37%	-0.30%
Household Income, 2023
< $25,000	16.03%	14.21%	15.32%	16.63%	13.19%	19.55%
$25,000 - $49,999	18.81%	19.54%	21.84%	19.38%	20.56%	17.98%
$50,000 - $99,999	28.73%	31.93%	33.78%	31.61%	34.92%	31.22%
$100,000 - $199,999	25.15%	26.14%	22.98%	25.51%	26.31%	26.49%
$200,000+	11.28%	8.17%	6.09%	6.86%	5.02%	4.76%
Average Household Income
2023 - Current	$104,972	$95,507	$85,857	$89,291	$87,079	$82,221
2028 - Projected	$118,758	$109,745	$95,027	$104,965	$101,562	$92,672
% Change 2023-2028	13.13%	14.91%	10.68%	17.55%	16.63%	12.71%
Median Household Income
2023 - Current	$73,503	$72,655	$66,672	$68,933	$69,443	$66,709
2028 - Projected	$83,333	$82,901	$72,422	$79,684	$80,429	$73,440
% Change 2023-2028	13.37%	14.10%	8.62%	15.60%	15.82%	10.09%
Unemployment Rate
April 2021	5.7%	2.6%	3.1%	2.4%	2.2%	1.8%
April 2022	3.3%	1.9%	2.0%	1.8%	2.1%	1.6%
April 2023	3.1%	1.8%	1.8%	1.6%	2.3%	1.2%

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Table 11 (continued)

Selected Demographic Data

	United		Hall	Adams	Dawson	Phelps
	States	Nebraska	County	County	County	County
Total Housing Units, 2023	142,570,295	854,241	25,140	13,801	9,758	4,142
Owner Occupied	82,637,768	516,142	14,679	8,597	5,737	2,620
Renter Occupied	45,660,387	263,883	8,919	4,011	3,027	1,057
Vacant	14,272,140	74,216	1,542	1,193	994	465
Owner Occupied	57.96%	60.42%	58.39%	62.29%	58.79%	63.25%
Renter Occupied	32.03%	30.89%	35.48%	29.06%	31.02%	25.52%
Vacant	10.01%	8.69%	6.13%	8.64%	10.19%	11.23%
Owner Occupied Units
2023 - Current	82,637,768	516,142	14,679	8,597	5,737	2,620
2028 - Projected	84,671,748	528,381	14,851	8,617	5,723	2,615
% Change 2010-2023	8.75%	6.48%	2.45%	2.03%	-6.29%	-3.64%
% Change 2023-2028	2.46%	2.37%	1.17%	0.23%	-0.24%	-0.19%

Source: Claritas; S&P Global; and U.S. Department of Labor.

Home Federal’s local economy is relatively stable. Manufacturing, transportation and distribution, healthcare, and financial transaction services all have a strong presence in the Grand Island area. Employment in agricultural equipment production has grown significantly in the past ten years. Exports of agricultural equipment account for nearly 10% of Hall County’s total exports Food and beverage production in Grand Island dates back to the 1860s with the advent of the flour mills. Today, food and beverage production and distribution remain an integral part of the Grand Island economy. Meat products, onion rings, dairy products, and wine are just some of the food and beverages produced in Grand Island. The Principal Financial Group (“Principal”) provides businesses, individuals, and institutional clients with a wide range of financial products and services, including retirement, asset management, and insurance. Principal has been in Grand Island since 1982 and has over 400 employees serving customers throughout the nation. Table 12 shows the major employers in Grand Island.

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Table 12

Major Employers in Grand Island, Nebraska

	Industry	No. of
Employer	Sector	Employees
JBS Foods USA	Meat packing and processing	3,400
Grand Island Public Schools	Educational services	1,500
CHI Health St. Francis	Healthcare services	1,300
Hornady Manufacturing	Ammunition manufacturing	751
CNH Industrial America	Farm machinery and equipment manufacturing	687
Walmart, Inc.	General merchandising	662
Chief Industries	Fabricated metal products manufacturing	650
McCain Foods USA, Inc.	Frozen food manufacturing	550
City of Grand Island	Government and public administration	535
Principal Financial Group	Insurance and financial services	471

Source: Grand Island Area Economic Development Corporation.

Table 13 presents the total employment force by industry sectors in the state of Nebraska and Hall County. The aggregate labor force numbered 35,072 in Hall County. As displayed in Table 13, manufacturing (22.9%), trade, transportation, and utilities (18.1%), educational and health services (18.3%), and leisure and hospitality (9.9%) accounted for the largest employment concentrations in Hall County. Compared to the overall state of Nebraska, Hall County exhibited a significantly higher employment concentration in manufacturing and relatively lower concentrations in professional and business services and educational and health services.

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Table 13

Total Employment Force by Industry Sector

Average Data For the Quarter Ended September 30, 2022

	State of		Hall
	Nebraska		County
	Total	%	Total	%
Industry	Employment	of Total	Employment	of Total
Agricultural, natural resources, and mining	17,562	1.77	388	1.11
Construction	61,163	6.18	1,828	5.21
Manufacturing	104,327	10.53	8,047	22.94
Trade, transportation, and utilities	197,660	19.96	7,743	22.08
Information	18,209	1.84	171	0.49
Financial activities	63,816	6.44	1,736	4.95
Professional and business services	125,240	12.65	2,719	7.75
Educational and health services	226,480	22.87	6,400	18.25
Leisure and hospitality	96,543	9.75	3,457	9.86
Other services	26,465	2.67	1,077	3.07
Public administration	52,902	5.34	1,506	4.29

Total Employment	990,367	100.00	35,072	100.00

Source: Nebraska Department of Labor.

Overview of Office Network

Table 14 provides deposit data for Home Federal’s full-service banking offices as of June 30, 2017, June 30, 2021, and June 30, 2022. Home Federal’s deposits increased by 8.0% over the one-year period from June 30, 2021 to 2022 and increased by a compound annual growth rate of 8.2% over the five-year period from June 30, 2017 to 2022. Home Federal’s largest office based on deposits is the main office in Grand Island, which had deposits of $120.7 million or 34.1% of Home Federal’s total deposits at June 30, 2022. The three full-service offices in Grand Island (Hall County), Nebraska, accounted for $296.1 million or 83.8% of Home Federal’s total deposits as of June 30, 2022. The Lexington branch office had $21.6 million or 6.1% of total deposits.

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Table 14

Branch Office Deposit Data

Data as of June 30, 2017, 2021, and 2022

			Branch Deposits at June 30,			1-Year	5-Year
			2022	2021	2017	Growth	CAGR
Address	City	St.	($000)	($000)	($000)	(%)	(%)
Hall County
221 S. Locust Street	Grand Island	NE	$120,737	$117,387	$92,429	2.85	30.63
3419 State Street	Grand Island	NE	92,167	82,525	53,834	11.68	71.21
3311 W. Stolley Park Rd.	Grand Island	NE	83,215	77,541	57,255	7.32	45.34
120 S. Locust Street (1)	Grand Island	NE	0	0	0	NA	NA
Dawson County
201 W. 7th Street	Lexington	NE	21,631	21,076	14,920	2.63	44.98
Adams County
715 W. 4th Street	Hastings	NE	12,639	11,361	6,640	11.25	90.35
Phelps County
423 Garfield Street	Holdrege	NE	11,650	9,013	6,650	29.26	75.19
Nuckolls County
454 N. Central Avenue	Superior	NE	11,532	8,586	7,073	34.31	63.04

Bank Total			$353,571	$327,489	$238,801	7.96	8.17

(1)	Limited service, drive-through facility.

Source: S&P Global.

Deposit Market Share Analysis

Table 15 displays branch deposit data as of June 30, 2022 for the financial institutions (commercial banks and thrift institutions) in the counties where Home Federal has full-service banking offices (with deposit data adjusted for subsequently completed mergers). Home Federal ranked third in Hall County out of 17 financial institutions, with total deposits of $296.1 million in three offices as of June 30, 2022 for a market share of 10.1%. The deposit market share leaders in Hall County were Five Points Bank with a market share of 36.2% and Wells Fargo Bank with a market share of 10.2%. Five Points Bank is headquartered in Grand Island, Nebraska, and a subsidiary of Hometown Banc Corp, which had total assets of $2.5 million as of March 31, 2023. The deposit market total in Hall County increased by 5.8% from $2.8 billion at June 30, 2021 to $2.9 billion at June 30, 2022.

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Home Federal ranked ninth in Dawson County out of ten financial institutions, with total deposits of $21.6 million for a market share of 2.0%. The deposit market share leaders in Dawson County were Dayspring Bank (formerly known as First State Bank of Gothenburg, Nebraska) with a market share of 28.7%, Pinnacle Bank with a market share of 16.2%, and Flatwater Bank with a market share of 15.0%. The deposit market total in Dawson County increased by 6.3% from $1.0 billion at June 30, 2021 to $1.1 billion at June 30, 2022.

Home Federal ranked 11th in Adams County out of 11 financial institutions, with total branch deposits of $12.6 million for a market share of 1.0%. The deposit market share leaders in Adams County were Five Points Bank of Hastings (a subsidiary of Hometown Banc Corp) with a market share of 32.7%, Heritage Bank (based in Wood River, Nebraska) with a market share of 12.5%, Wells Fargo Bank with a market share of 11.2%, and Adams County Bank (based in Kenesaw, Nebraska) with a market share of 11.1%. The deposit market total in Adams County increased by 6.6% from $1.25 billion at June 30, 2021 to $1.34 billion at June 30, 2022.

Home Federal ranked seventh in Phelps County out of seven financial institutions, with total deposits of $11.7 million for a market share of 2.5%. The deposit market share leaders in Phelps County were The First State Bank (based in Bruning, Kansas) with a market share of 26.7%, Bruning Bank (based in Bruning, Nebraska) with a market share of 25.6%, and First State Bank (based in Loomis, Nebraska) with a market share of 22.9%. The deposit market total in Phelps County increased by 9.1% from $425.7 million at June 30, 2021 to $464.4 million at June 30, 2022.

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Table 15

Deposit Market Share in Selected Nebraska Counties

Data as of June 30, 2021 and 2022

(Dollars in Thousands)

2022 Rank	2021 Rank	Financial Institution	2022 No. of Offices	2022 Deposits in Market ($000)	2022 Market Share (%)	2021 Deposits in Market ($000)	2021 Market Share (%)
Hall County, Nebraska
1	1	Five Points Bank (NE)	5	1,058,195	36.23	995,264	36.04
2	2	Wells Fargo Bank, NA (CA)	2	297,263	10.18	336,593	12.19

3	3	Home Federal S&LA of Grand Island (NE)	4	296,119	10.14	277,453	10.05

4	4	Exchange Bank (NE)	1	270,692	9.27	258,106	9.35
5	5	Equitable Bank (NE)	3	206,631	7.07	189,027	6.84
6	6	Pathway Bank (NE)	2	165,778	5.68	125,834	4.56
7	7	First National Bank of Omaha (NE)	2	126,962	4.35	115,017	4.16
8	8	Union Bank and Trust Co. (NE)	1	85,355	2.92	81,889	2.97
9	9	Heritage Bank (NE)	4	80,440	2.75	75,475	2.73
10	10	First Interstate Bank (MT)	2	64,204	2.20	65,866	2.39
11	11	Pinnacle Bank (NE)	1	63,917	2.19	61,275	2.22
12	13	MNB Bank (NE)	2	62,759	2.15	49,624	1.80
13	12	U.S. Bank, NA (MN)	1	58,280	2.00	56,656	2.05
14	14	Cornerstone Bank (NE)	3	41,501	1.42	33,916	1.23
15	15	BMO Harris Bank, NA (IL)	1	18,781	0.64	18,004	0.65
16	16	Western National Bank (NE)	1	16,039	0.55	14,916	0.54
17	17	Heartland Bank (NE)	1	8,253	0.28	6,657	0.24

		Market Total	36	2,921,169	100.00	2,761,572	100.00
Dawson County, Nebraska
1	1	Dayspring Bank (NE)	2	304,862	28.68	280,107	28.01
2	3	Pinnacle Bank (NE)	2	171,973	16.18	157,191	15.72
3	2	Flatwater Bank (NE)	1	159,216	14.98	160,293	16.03
4	4	First Interstate Bank (MT)	2	108,500	10.21	112,011	11.20
5	6	Waypoint Bank (NE)	1	96,023	9.03	88,290	8.83
6	5	Homestead Bank (NE)	2	93,012	8.75	93,842	9.38
7	8	First State Bank (NE)	1	52,353	4.92	35,168	3.52
8	7	Security First Bank (NE)	2	43,500	4.09	40,272	4.03

9	9	Home Federal S&LA of Grand Island (NE)	1	21,631	2.03	21,076	2.11

10	10	Five Points Bank (NE)	1	11,955	1.12	11,786	1.18

		Market Total	15	1,063,025	100.00	1,000,036	100.00
Adams County, Nebraska
1	1	Five Points Bank of Hastings (NE)	3	437,262	32.73	406,105	32.39
2	2	Heritage Bank (NE)	2	167,181	12.51	156,503	12.48
3	3	Wells Fargo Bank, NA (CA)	1	149,429	11.19	145,576	11.61
4	4	Adams County Bank (NE)	2	148,234	11.10	135,594	10.82
5	5	Pinnacle Bank (NE)	2	134,556	10.07	127,007	10.13
6	6	First Interstate Bank (MT)	1	68,787	5.15	70,813	5.65
7	7	Heartland Bank (NE)	1	68,682	5.14	58,856	4.69
8	8	MNB Bank (NE)	1	64,034	4.79	55,437	4.42
9	9	U.S. Bank, NA (MN)	1	52,473	3.93	53,797	4.29
10	10	Lincoln Federal Savings Bank (NE)	1	32,637	2.44	32,655	2.60

11	11	Home Federal S&LA of Grand Island (NE)	1	12,639	0.95	11,361	0.91

		Market Total	16	1,335,914	100.00	1,253,704	100.00

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Table 15 (continued)

Deposit Market Share in Selected Nebraska Counties

Data as of June 30, 2021 and 2022

(Dollars in Thousands)

2022 Rank	2021 Rank	Financial Institution	2022 No. of Offices	2022 Deposits in Market ($000)	2022 Market Share (%)	2021 Deposits in Market ($000)	2021 Market Share (%)
Phelps County, Nebraska
1	1	The First State Bank (KS)	1	123,905	26.68	119,610	28.09
2	2	Bruning Bank (NE)	1	118,770	25.58	100,713	23.66
3	3	First State Bank (NE)	2	106,534	22.94	87,245	20.49
4	4	First Interstate Bank (MT)	1	51,964	11.19	58,741	13.80
5	5	FirsTier Bank (NE)	1	38,281	8.24	37,351	8.77
6	6	Lincoln Federal Savings Bank (NE)	1	13,263	2.86	13,065	3.07

7	7	Home Federal S&LA of Grand Island (NE)	1	11,650	2.51	9,013	2.12

		Market Total	8	464,367	100.00	425,738	100.00
Nuckolls County, Nebraska
1	1	Central National Bank (KS)	2	76,395	33.24	76,515	35.72
2	3	Commercial Bank (NE)	1	57,320	24.94	48,889	22.82
3	2	Farmers and Merchants Bank (NE)	2	54,597	23.75	50,686	23.66
4	4	Horizon Bank (NE)	1	29,992	13.05	29,518	13.78

5	5	Home Federal S&LA of Grand Island (NE)	1	11,532	5.02	8,586	4.01

		Market Total	7	229,836	100.00	214,194	100.00

Note: Deposit data as of June 30 each year.

Source: S&P Global.

Home Federal ranked fifth in Nuckolls County out of five financial institutions, with total deposits of $11.5 million for a market share of 5.0%. The deposit market share leaders in Nuckolls County were Central National Bank (based in Junction City, Kansas) with a market share of 33.2%, Commercial Bank (based in Nelson, Nebraska) with a market share of 25.6%, and Farmers and Merchants Bank (based in Milford, Nebraska) with a market share of 23.8%. The deposit market total in Nuckolls County increased by 7.3% from $214.2 million at June 30, 2021 to $229.8 million at June 30, 2022.

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Summary Outlook

Home Federal has consistently reported moderate levels of profitability over the past five years. Home Federal’s ROA measured 0.66%, 0.62%, 0.38%, 0.81%, and 0.39% in the fiscal years ended March 31, 2019, 2020, 2021, 2022, and 2023, respectively. Home Federal’s profitability dipped in fiscal 2021 and fiscal 2023 due to an increase in the provision for loan losses. Home Federal’s provision for loan losses increased from a credit of $114,000 in fiscal 2022 to a provision of $2.9 million in fiscal 2023, which contributed to the decrease in net income from $3.1 million in the year ended March 31, 2022 to $1.6 million in the year ended March 31, 2023.

Home Federal’s diverse loan portfolio and relatively high ratio of loans to deposits contribute to its solid net interest margin. Despite rising deposit costs due to increases in market rates, Home Federal’s net interest income increased by 10.9% from $12.1 million in the year ended March 31, 2022 to $13.4 million in the year ended March 31, 2023.    As noted earlier, Home Federal’s cash and investments decreased to 17.2% of total assets at March 31, 2023 and net total loans increased to 79.6% at March 31, 2023.

Home Federal plans to continue its emphasis on its diversified lending operations, specifically residential mortgage and commercial real estate lending. A key element of Home Federal’s operating strategy is to continue to aggressively manage credit risk, so as to maintain Home Federal’s more than adequate measures of loan loss reserves and credit quality. Home Federal’s solid capital position and diverse loan portfolio help to support its net interest margin and interest rate risk management, although the risk profile of the loan portfolio continues to reflect an elevated credit risk exposure as compared to a more traditional savings and loan orientation.

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The infusion of additional capital from the Stock Offering will fortify Home Federal’s solid capital position and allow for the implementation of prudent growth strategies, which would serve to leverage operating expenses and provide additional flexibility to grow within its lending niches and enhance its offering of products and services in order to strengthen Home Federal’s competitive position and contribute to improved profitability. As a public company following the completion of the Conversion and Stock Offering, Home Federal will experience an increase in operating expenses related to the compensation costs of stock benefit plans and the additional costs related to resources, systems, and controls necessary to satisfy the ongoing public company financial reporting requirements. The incremental expenses may present a small impediment to generating meaningful earnings growth over the near term until the additional capital is leveraged to support higher-yielding loan expansion. Overall, Home Federal seems well-positioned to benefit from the deployment and leverage of capital proceeds raised in the Stock Offering.

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II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of Home Federal because: (1) reliable market and financial data are readily available for comparable institutions; (2) the comparative market method is required by the applicable regulatory guidelines; and (3) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of Home Federal with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to Home Federal’s pro forma market value.

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Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III.    The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company. Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

•

Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•

Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations, and therefore only considered companies listed on major stock exchanges. We eliminated from the Comparative Group companies whose market prices were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•

Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

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The operations of Home Federal fit the general profile of a community banking institution with a diverse loan portfolio, concentrating on residential and commercial real estate lending in its local market and relying on retail deposits as a funding source. In determining the Comparative Group composition, we focused on Home Federal’s asset size, capitalization, asset quality, earnings fundamentals, and geographic location. Attempting to concentrate on Home Federal’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the criteria to include a statistically significant number of companies. In addition, because of the scarcity of candidates meeting the criteria precisely, we expanded the asset size and geographic criteria to generate a significant number of comparables. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a significant number of members.

We performed an initial screening for publicly traded thrifts headquartered in the Midwest region of the United States with total assets less than $1 billion. We then expanded the selection criteria to certain other geographic regions, including the Southwest, Southeast, and Mid-Atlantic regions, and applied the following selection criteria:

•	Publicly traded thrift – stock-form thrift whose shares are traded on the New York Stock Exchange (“NYSE”), NYSE American, or NASDAQ Stock Market.

•	Excludes mutual holding companies – company’s corporate structure is not organized in the mutual holding company (“MHC”) form.

•	Seasoned trading issue – company has been publicly traded in the fully-converted stock form for at least one year.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Asset size – total assets less than $1 billion.

•	Capital level – tangible common equity to tangible assets greater than 6.5%.

•	Market capitalization – total market value of common stock is less than $100 million.

•	Credit quality – non-performing assets (including troubled debt restructurings) to total assets less than 1.5%.

FELDMAN FINANCIAL ADVISORS, INC.

As a result of applying the stated criteria, the screening process produced a reliable representation of public thrifts. A general operating summary of the 12 companies included in the Comparative Group is presented in Table 16. All of the selected companies are traded on the NASDAQ Stock Market. The Comparative Group companies ranged in asset size from $259.6 million at NSTS Bancorp to $843.0 million at IF Bancorp. The median asset size of the Comparative Group was $417.8 million, closely approximating Home Federal’s total assets of $437.8 million as of March 31, 2023.

The Comparative Group includes four thrifts based in the Midwest region, 1895 Bancorp (Wisconsin), IF Bancorp (Illinois), NSTS Bancorp (Illinois), and Mid-Southern Bancorp (Indiana). The Comparative Group’s remaining members are located in the Southwest (three companies) Mid-Atlantic (three companies), and Southeast (two companies).

Of the 27 public thrifts based in the Midwest, most were excluded because their stock issues are not traded on a major stock exchange and are instead listed on over-the-counter (“OTC”) markets. In addition, several other Midwest thrifts were excluded because of their corporate structure being organized in the mutual holding company form or their asset size exceeded the threshold of $1 billion. While some differences inevitably may exist between Home Federal and the individual companies, we believe that the chosen Comparative Group, on the whole, provides a meaningful basis for financial comparison for valuation purposes.

FELDMAN FINANCIAL ADVISORS, INC.

Table 16

Comparative Group Operating Summary

As of March 31, 2023

Company	City	St.	No. of Offices	Initial Public Offering Date	Total Assets ($Mil.)	Tang. Equity/ Assets (%)
Home Federal Savings and Loan Association of Grand Island	Grand Island	NE	7	NA	$437.8	8.83
Comparative Group
1895 Bancorp of Wisconsin, Inc.	Greenfield	WI	6	01/08/19	551.6	14.34
Catalyst Bancorp, Inc.	Opelousas	LA	6	10/12/21	275.8	33.60
Cullman Bancorp, Inc.	Cullman	AL	4	10/08/09	417.5	24.26
Generations Bancorp NY, Inc.	Seneca Falls	NY	10	07/10/06	389.2	9.71
Home Federal Bancorp, Inc.	Shreveport	LA	11	01/18/05	686.0	8.44
IF Bancorp, Inc.	Watseka	IL	8	07/07/11	843.0	8.63
Magyar Bancorp, Inc.	New Brunswick	NJ	7	01/23/06	839.9	12.16
Mid-Southern Bancorp, Inc.	Salem	IN	3	04/08/98	266.4	11.65
NSTS Bancorp, Inc.	Waukegan	IL	3	01/18/22	259.6	29.52
PB Bankshares, Inc.	Coatesville	PA	4	07/14/21	393.1	11.84
TC Bancshares, Inc.	Thomasville	GA	2	07/20/21	429.7	20.84
Texas Community Bancshares	Mineola	TX	6	07/14/21	418.0	14.71

Source: Home Federal Savings and Loan Association of Grand Island; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 17 summarizes certain key financial comparisons between Home Federal and the Comparative Group. Tables 18 through 22 contain the detailed financial comparisons of Home Federal with the individual Comparative Group companies based on measures of profitability, income and expense components, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for Home Federal, the Comparative Group, and the All Public Thrift aggregate were utilized for the latest available period as of or for the last twelve months (“LTM”) ended March 31, 2023.

Home Federal’s LTM earnings amounted to $1.6 million for an LTM ROA of 0.38%, reflecting profitability below the Comparative Group median of 0.46% and the All Public Thrift median of 0.75%. Home Federal’s lower ROA was attributable mainly to a higher level of loan loss provision expense, which measured 0.68% relative to average assets versus the Comparative Group median of 0.08% and the All Public Thrift median of 0.07%. Home Federal’s LTM ROE was 4.39% and eclipsed the Comparative Group median of 2.92%. Home Federal’s ROA was below the ROA results of half of the members of the Comparative Group. The Comparative Group’s ROA results ranged from a low of -0.08% at 1895 Bancorp to 1.05% at Cullman Bancorp.

Based on core earnings (as adjusted to exclude securities gains or losses, intangibles amortization expense, and other non-recurring items), Home Federal’s core profitability was also lower than the Comparative Group’s levels. Home Federal’s LTM core earnings ratio measured 0.39% of average assets and positioned below the corresponding Comparative Group median of 0.45% and the All Public Thrift median of 0.76%. Home Federal’s core earnings exclude the impact of $38,000 in core deposit intangible amortization expense and reflect a resulting amount of core earnings equal to $1.6 million for the LTM ended March 31, 2023.

FELDMAN FINANCIAL ADVISORS, INC.

Table 17

Key Financial Comparisons

Home Federal and the Comparative Group

As of or For the Last Twelve Months Ended March 31, 2023

	Home Federal	Comparative Group Median	All Public Thrift Median
Profitability Ratios
LTM Return on Average Assets (ROA)	0.39%	0.46%	0.75%
LTM Return on Average Equity (ROE)	4.39	2.92	6.38
Core Return on Avg. Assets (Core ROA)	0.39	0.45	0.76
Core Return on Avg. Equity (Core ROE)	4.47	3.75	6.71
Net Interest Margin	3.27	3.10	3.14
Efficiency Ratio	69.82	77.45	67.75
Income and Expense (% of avg. assets)
Total Interest Income	3.80	3.63	3.73
Total Interest Expense	0.64	0.59	0.59
Net Interest Income	3.16	2.97	3.06
Provision for Loan Losses	0.68	0.08	0.07
Other Operating Income	0.54	0.42	0.39
Net Securities Gains and Non-rec. Income	0.00	0.00	0.00
General and Administrative Expense	2.57	2.51	2.56
Intangibles Amortization Expense	0.01	0.00	0.00
Non-recurring Expense	0.00	0.00	0.00
Pre-tax Core Earnings	0.45	0.57	1.02
Equity Capital Ratios
Total Equity / Total Assets	8.83	13.19	11.78
Tangible Equity / Tangible Assets	8.83	13.15	10.72
Growth Rates
Total Assets	5.90	5.41	6.43
Net Total Loans	13.61	14.29	15.50
Total Deposits	7.11	3.52	1.81

FELDMAN FINANCIAL ADVISORS, INC.

Table 17 (continued)

Key Financial Comparisons

Home Federal and the Comparative Group

As of or For the Last Twelve Months Ended March 31, 2023

	Home Federal	Comparative Group Median	All Public Thrift Median
Balance Sheet Composition (% of total assets)
Cash and Securities	17.22%	25.29%	19.29%
Loans Receivable, net	79.57	69.85	74.23
Real Estate Owned	0.05	0.01	0.01
Intangible Assets	0.00	0.00	0.05
Other Assets	3.16	5.45	4.67
Total Deposits	89.30	76.18	75.11
Borrowed Funds	0.00	5.67	9.39
Other Liabilities	1.87	1.18	1.14
Total Liabilities	91.17	86.81	88.38
Total Equity	8.83	13.19	11.78
Loan Portfolio Composition (% of total loans)
Residential Real Estate Loans (1)	32.29	41.98	30.58
Other Real Estate Loans	49.49	38.49	51.44
Non-Real Estate Loans	18.22	18.26	17.97
Credit Risk Ratios
Non-performing Loans (2) / Total Loans	0.24	0.62	0.42
Non-performing Assets (2) /Total Assets	0.25	0.44	0.34
Reserves / Total Non-performing Loans (2)	636.71	141.30	207.88
Reserves / Total Loans	1.53	1.19	1.00

(1)	Includes home equity and second mortgage loans.
(2)	Includes accruing troubled debt restructurings.

Source: Home Federal; S&P Global.

As shown in Table 20, Home Federal’s level of net interest income at 3.16% of average assets was greater than the Comparative Group median of 2.97%, owing to Home Federal’s comparatively more diverse loan portfolio including higher-yielding loans and a higher concentration of assets invested in loans versus cash and securities. Home Federal’s total interest

FELDMAN FINANCIAL ADVISORS, INC.

income measured 3.80% of average assets for the LTM period, surpassing the Comparative Group median of 3.63%. Home Federal’s interest expense amounted to 0.64% of average assets and was moderately higher than the Comparative Group median of 0.59%. As reflected by its higher net interest margin of 3.27% versus the corresponding Comparative Group median of 3.10%, the earning power of Home Federal’s balance sheet is enhanced by its solid ratio of net total loans to total assets measuring 79.6% at March 31, 2022 versus the Comparative Group median of 69.9%.

Home Federal’s non-interest operating income totaled 0.54% of average assets, exceeding the Comparative Group median of 0.42%. Home Federal’s primary sources of non-interest income include loan related servicing fees and service charges on deposit accounts. Home Federal also generates moderate streams of revenue from investment and insurance activities conducted by its subsidiary, First Service Corporation, in conjunction with a third-party financial services provider. Most of the Comparative Group companies reported varying levels of non-interest income, ranging from 0.18% of average assets at PB Bankshares to 0.56% at Generations Bancorp.

Home Federal’s loan loss provision amounted to 0.68% of average assets for the recent LTM period and was positioned above the Comparative Group median of 0.08% and All Public Thrift median of 0.07%. After recording a $114,000 credit for loan losses in the year ended March 31, 2022, Home Federal recorded a $2.9 million provision for loan losses in the year ended March 31, 2023 due to increased charge-offs related to a fraudulent commercial business loan borrower. The provision also was increased in recognition of Home Federal’s expanding loan portfolio.

Home Federal’s non-performing assets measured 0.25% at March 31, 2023, which was lower than the Comparative Group median of 0.44% and the All Public Thrift median of 0.34%. Home Federal’s non-performing loans measured 0.24% of total loans at March 31, 2023, which was lower than the Comparative Group and All Public Thrift medians of 0.62% and 0.42%,

FELDMAN FINANCIAL ADVISORS, INC.

respectively. Home Federal’s 1.53% ratio of loan loss allowance to total loans exceeded the corresponding Comparative Group median of 1.19% and All Public Thrift median of 1.00%. Furthermore, Home Federal’s 636.7% ratio of loan loss allowance to non-performing loans was significantly higher than the Comparative Group median of 141.3% and All Public Thrift median of 207.9%.

Home Federal’s operating expense ratio at 2.57% of average assets was slightly lower than the Comparative Group median of 2.61%. Home Federal’s 69.8% efficiency ratio (defined as non-interest expense less intangibles amortization expense as a percent of the sum of net interest income before provision plus non-interest operating income) compared favorably to the Comparative Group median of 77.5%.    Only three members of the Comparative Group exhibited efficiency ratios below Home Federal’s efficiency ratio, which is supported by both Home Federal’s comparatively lower operating expense ratio and its higher net interest margin.

As reflected in Table 21, the overall balance sheet composition of Home Federal reflected a much higher concentration of loans to assets versus that of the overall Comparative Group. Home Federal’s net total loans amounted to 79.6% of total assets as of March 31, 2023, above the median of 69.9% for the Comparative Group. Among the Comparative Group companies, only Cullman Bancorp at 79.7% had a higher ratio of net total loans to total assets than evidenced by Home Federal. Home Federal’s ratio of cash and securities to total assets was 17.2% and below the median of 25.3% for the Comparative Group. Home Federal’s ratio of other assets to total assets measured 3.2% and was lower than the Comparative Group median of 5.5%. Home Federal’s other assets primarily comprised properties and equipment (0.9% of total assets) and deferred income taxes (0.8% of total assets) as of March 31, 2023. Most of the Comparative Group companies had a larger concentration of bank-owned life insurance on their balance sheets as compared to Home Federal’s modest amount measuring 0.2% of total assets.

FELDMAN FINANCIAL ADVISORS, INC.

Home Federal’s ratio of borrowed funds to total assets amounted to zero at March 31, 2023 and was lower than the Comparative Group median of 5.7%. Home Federal’s level of deposits at 89.3% of total assets was above the Comparative Group median of 76.2% of total assets due to the absence of borrowed funds at Home Federal and its comparatively lower level of equity. Home Federal’s equity level before the Stock Offering was 8.83% relative to total assets as of March 31, 2023, which was below the Comparative Group median of 13.19%. The Comparative Group includes several companies that completed full conversion or second-step conversion offerings over the past two years and have emerged with very high capital levels that have not been notably leveraged due to the relatively short passage of time.

Home Federal’s level of residential real estate loans (including home equity and second mortgage loans) measured 32.3% of total loans based on regulatory financial data as of March 31, 2023, less than the Comparative Group median of 42.0%. Home Federal’s concentration of non-residential real estate loans (which category includes commercial real estate, multi-family real estate, agricultural real estate, and construction and land development loans) represented 49.5% of total loans and was higher than the Comparative Group median of 38.5%. Home Federal exhibited a comparable level of non-real estate loans, which accounted for 18.2% of its total loans versus the Comparative Group median of 18.3%.

Home Federal’s asset growth rate measured 5.9% over the LTM period ended March 31, 2023, compared to the Comparative Group median asset growth rate of 5.4%. Home Federal exhibited a higher deposit growth rate at 7.1% versus the Comparative Group median of 3.5%. Over the LTM period, Home Federal’s deposit growth was driven largely by increases in certificate of deposit accounts. Home Federal’s loan growth rate of 13.6% was in range of the Comparative Group median of 14.3%.

FELDMAN FINANCIAL ADVISORS, INC.

In summary, Home Federal’s recent earnings performance measured below the results exhibited by the Comparative Group and its capital ratio was lower (before the effect of the Stock Offering), while its asset quality and reserve ratios were more favorable in comparison to the levels represented by the Comparative Group medians. Home Federal’s profitability was characterized by a much higher loan loss provision level, which was offset partially by its higher net interest margin and moderately lower non-interest expense ratio. Home Federal’s earnings growth outlook will depend largely on its ability to maintain satisfactory loan quality as it continues to grow its diverse loan portfolio, to improve the net interest margin across movements in the interest rate environment, and to control non-interest expense as it seeks to expand its operations and transition to a public company.

FELDMAN FINANCIAL ADVISORS, INC.

Table 18

General Operating Characteristics

As of March 31, 2023

	City/State	Ticker	Exchange	No. of Offices	IPO Date	Total Assets ($000s)	Total Deposits ($000s)	Total Equity ($000s)	Tang. Common Equity ($000s)
Home Federal S&LA of Grand Island	Grand Island, NE	NA	NA	7	NA	437,792	390,952	38,666	38,655
Comparative Group Average						480,809	372,977	69,150	68,610
Comparative Group Median						417,773	316,696	74,844	74,844
Comparative Group
1895 Bancorp of Wisconsin, Inc.	Greenfield, WI	BCOW	NASDAQ	6	01/08/19	551,587	371,966	75,939	75,939
Catalyst Bancorp, Inc.	Opelousas, LA	CLST	NASDAQ	6	10/12/21	275,828	179,712	86,126	86,126
Cullman Bancorp, Inc.	Cullman, AL	CULL	NASDAQ	4	10/08/09	417,535	276,457	100,580	100,580
Generations Bancorp NY, Inc.	Seneca Falls, NY	GBNY	NASDAQ	10	07/10/06	389,202	337,033	37,521	36,027
Home Federal Bancorp, Inc. of Louisiana	Shreveport, LA	HFBL	NASDAQ	11	01/18/05	685,985	614,374	50,123	45,497
IF Bancorp, Inc.	Watseka, IL	IROQ	NASDAQ	8	07/07/11	842,968	691,568	73,749	73,749
Magyar Bancorp, Inc.	New Brunswick, NJ	MGYR	NASDAQ	7	01/23/06	839,857	697,891	101,165	101,165
Mid-Southern Bancorp, Inc.	Salem, IN	MSVB	NASDAQ	3	04/08/98	266,368	205,637	34,943	34,943
NSTS Bancorp, Inc.	Waukegan, IL	NSTS	NASDAQ	3	01/18/22	259,560	172,252	82,069	82,069
PB Bankshares, Inc.	Coatesville, PA	PBBK	NASDAQ	4	07/14/21	393,066	295,437	46,291	46,291
TC Bancshares, Inc.	Thomasville, GA	TCBC	NASDAQ	3	07/20/21	429,742	335,915	85,844	85,844
Texas Community Bancshares, Inc.	Mineola, TX	TCBS	NASDAQ	6	07/14/21	418,011	297,476	55,449	55,085

Source: Home Federal S&LA of Grand Island; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Table 19

General Financial Performance Ratios

As of or For the Last Twelve Months Ended March 31, 2023

	Total Assets ($000s)	Total Deposits ($000s)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Net Interest Margin (%)	Effcy. Ratio (%)	LTM ROA (%)	LTM ROE (%)	Core ROA (%)	Core ROE (%)
Home Federal S&LA of Grand Island	437,792	390,952	8.83	8.83	3.27	69.82	0.39	4.39	0.39	4.47
Comparative Group Average	480,809	372,977	16.38	16.29	3.20	80.34	0.47	3.72	0.50	4.02
Comparative Group Median	417,773	316,696	13.19	13.15	3.10	77.45	0.46	2.92	0.45	3.75
All Public Thrift Average	5,956,519	4,306,217	13.32	12.77	3.39	71.42	0.69	5.94	0.72	6.16
All Public Thrift Median	1,702,153	1,244,581	11.78	10.72	3.14	67.75	0.75	6.38	0.76	6.71
Comparative Group
1895 Bancorp of Wisconsin, Inc.	551,587	371,966	13.77	13.77	2.79	101.46	(0.08)	(0.59)	(0.04)	(0.30)
Catalyst Bancorp, Inc.	275,828	179,712	31.22	31.22	2.85	95.96	0.14	0.44	0.18	0.55
Cullman Bancorp, Inc.	417,535	276,457	24.09	24.09	4.14	66.72	1.05	4.22	1.05	4.22
Generations Bancorp NY, Inc.	389,202	337,033	9.64	9.29	3.24	89.40	0.14	1.39	0.16	1.60
Home Federal Bancorp, Inc. of Louisiana	685,985	614,374	7.31	6.68	3.71	64.84	0.92	11.01	1.00	12.02
IF Bancorp, Inc.	842,968	691,568	8.75	8.75	2.89	70.90	0.62	7.09	0.66	7.58
Magyar Bancorp, Inc.	839,857	697,891	12.05	12.05	3.66	59.93	1.01	8.20	1.01	8.20
Mid-Southern Bancorp, Inc.	266,368	205,637	13.12	13.12	3.10	74.60	0.66	5.14	0.66	5.12
NSTS Bancorp, Inc.	259,560	172,252	31.62	31.62	2.45	101.34	0.18	0.58	0.03	0.10
PB Bankshares, Inc.	393,066	295,437	11.78	11.78	3.11	72.28	0.59	4.84	0.44	3.61
TC Bancshares, Inc.	429,742	335,915	19.98	19.98	3.61	86.36	0.33	1.63	0.33	1.62
Texas Community Bancshares, Inc.	418,011	297,476	13.26	13.19	2.83	80.31	0.09	0.75	0.46	3.89

Source: Home Federal S&LA of Grand Island; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Table 20

Income and Expense Analysis

For the Last Twelve Months Ended March 31, 2023

	As a Percent of Average Assets
			Net	Other	Gains &	Loan	Gen. &	Intang.		Pre-tax
	Interest	Interest	Interest	Oper.	Non-rec.	Loss	Admin.	Amort.	Non-rec.	Core
	Income	Expense	Income	Income	Income	Prov.	Expense	Expense	Expense	Earnings
Home Federal S&LA of Grand Island	3.80	0.65	3.16	0.54	0.00	0.68	2.57	0.01	0.00	0.45
Comparative Group Average	3.64	0.62	3.04	0.41	(0.02)	0.08	2.73	0.01	0.01	0.64
Comparative Group Median	3.63	0.59	2.97	0.42	(0.00)	0.08	2.61	0.00	0.00	0.57
All Public Thrift Average	3.93	0.72	3.21	0.50	0.07	0.18	2.75	0.02	0.04	1.21
All Public Thrift Median	3.73	0.59	3.06	0.39	0.00	0.07	2.56	0.00	0.00	1.02
Comparative Group
1895 Bancorp of Wisconsin, Inc.	3.22	0.58	2.64	0.45	(0.05)	0.04	3.13	0.00	0.00	(0.08)
Catalyst Bancorp, Inc.	3.00	0.30	2.70	0.47	(0.02)	(0.11)	3.05	0.00	0.06	0.23
Cullman Bancorp, Inc.	4.40	0.47	3.93	0.40	(0.00)	0.10	2.88	0.00	0.00	1.35
Generations Bancorp NY, Inc.	3.66	0.75	2.91	0.56	(0.01)	0.17	3.10	0.02	0.00	0.20
Home Federal Bancorp, Inc. of Louisiana	3.98	0.53	3.45	0.36	0.00	0.16	2.47	0.01	0.09	1.18
IF Bancorp, Inc.	3.61	0.81	2.79	0.55	(0.05)	0.11	2.37	0.00	0.00	0.87
Magyar Bancorp, Inc.	4.12	0.65	3.48	0.33	0.00	0.08	2.28	0.00	0.00	1.44
Mid-Southern Bancorp, Inc.	3.54	0.60	3.11	0.45	0.00	0.08	2.66	0.00	0.00	0.83
NSTS Bancorp, Inc.	2.56	0.29	2.27	0.26	0.19	(0.10)	2.56	0.00	0.00	0.06
PB Bankshares, Inc.	4.00	0.96	3.04	0.18	0.19	0.33	2.33	0.00	0.00	0.56
TC Bancshares, Inc.	4.06	0.59	3.48	0.39	0.00	0.03	3.37	0.00	0.00	0.47
Texas Community Bancshares, Inc.	3.59	0.86	2.73	0.48	(0.44)	0.06	2.57	0.03	0.00	0.58

Source: Home Federal S&LA of Grand Island; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Table 21

Balance Sheet Composition

As of March 31, 2023

	As a Percent of Total Assets
	Cash and	Net	Real	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Estate	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity
Home Federal S&LA of Grand Island	17.22	79.57	0.05	0.00	3.16	89.30	0.00	1.87	91.17	8.83
Comparative Group Average	26.94	67.12	0.02	0.10	5.82	75.68	6.83	1.11	83.62	16.38
Comparative Group Median	25.29	69.85	0.01	0.00	5.45	76.18	5.67	1.18	86.81	13.19
All Public Thrift Average	22.07	72.21	0.03	0.68	4.91	74.63	10.73	1.29	86.91	13.32
All Public Thrift Median	19.29	74.23	0.01	0.05	4.67	75.11	9.39	1.14	88.38	11.78
Comparative Group
1895 Bancorp of Wisconsin, Inc.	27.27	66.48	0.00	0.00	6.25	67.44	16.68	2.12	86.23	13.77
Catalyst Bancorp, Inc.	44.14	47.36	0.12	0.00	8.39	65.15	3.35	0.27	68.78	31.22
Cullman Bancorp, Inc.	14.38	79.70	0.01	0.00	5.90	66.21	8.38	1.32	75.91	24.09
Generations Bancorp NY, Inc.	10.99	79.23	0.04	0.38	9.35	86.60	2.65	1.12	90.36	9.64
Home Federal Bancorp, Inc. of Louisiana	24.22	71.07	0.05	0.67	3.99	89.56	2.79	0.35	92.69	7.31
IF Bancorp, Inc.	26.37	68.63	0.00	0.00	5.01	82.04	7.98	1.23	91.25	8.75
Magyar Bancorp, Inc.	15.03	79.45	0.03	0.00	5.48	83.10	3.04	1.82	87.95	12.05
Mid-Southern Bancorp, Inc.	40.48	55.26	0.01	0.00	4.25	77.20	9.39	0.30	86.88	13.12
NSTS Bancorp, Inc.	52.11	39.89	0.00	0.00	8.00	66.36	0.00	2.02	68.38	31.62
PB Bankshares, Inc.	17.92	78.56	0.00	0.00	3.52	75.16	12.36	0.70	88.22	11.78
TC Bancshares, Inc.	16.89	77.67	0.01	0.00	5.42	78.17	0.45	1.40	80.02	19.98
Texas Community Bancshares, Inc.	33.49	62.17	0.00	0.09	4.25	71.16	14.91	0.66	86.74	13.26

Source: Home Federal S&LA of Grand Island; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Table 22

Growth Rates, Credit Risk, and Loan Composition

As of or For the Last Twelve Months Ended March 31, 2023

						Loan	Loan	Resid.	Other	Non-
	Asset	Loan	Deposit	NPLs(1)/	NPAs(1)/	Loss	Loss	Real Est.	Real Est.	Real Est.
	Growth	Growth	Growth	Total	Total	Allow./	Allow./	Loans(2)/	Loans/	Loans/
	Rate	Rate	Rate	Loans	Assets	NPLs(1)	Loans	Loans	Loans	Loans
Home Federal S&LA of Grand Island	5.90	13.61	7.11	0.24	0.25	636.71	1.53	32.29	49.49	18.22
Comparative Group Average	5.82	15.15	3.72	0.66	0.46	246.81	1.18	45.80	34.24	19.97
Comparative Group Median	5.41	14.29	3.52	0.62	0.44	141.30	1.19	41.98	38.49	18.26
All Public Thrift Average	10.86	16.05	5.24	0.62	0.47	244.77	1.07	35.08	41.97	22.95
All Public Thrift Median	6.43	15.50	1.81	0.42	0.34	207.88	1.00	30.58	51.44	17.97
Comparative Group
1895 Bancorp of Wisconsin, Inc.	0.97	12.96	(4.86)	0.31	0.21	326.53	1.00	23.97	58.05	17.97
Catalyst Bancorp, Inc.	(4.05)	0.42	(1.84)	1.55	0.90	100.58	1.56	65.16	16.92	17.92
Cullman Bancorp, Inc.	18.12	24.28	10.42	0.76	0.61	124.73	0.92	52.21	28.99	18.81
Generations Bancorp NY, Inc.	3.11	12.35	7.02	1.14	0.95	74.56	0.85	46.20	5.49	48.31
Home Federal Bancorp, Inc. of Louisiana	19.39	33.50	18.86	0.48	0.39	207.88	1.00	35.30	37.27	27.43
IF Bancorp, Inc.	7.19	15.74	3.68	0.10	0.07	NM	1.29	26.65	50.83	22.52
Magyar Bancorp, Inc.	4.11	9.49	3.35	0.97	0.78	141.30	1.31	32.99	58.02	9.00
Mid-Southern Bancorp, Inc.	1.86	15.63	(1.92)	0.87	0.49	10.02	1.55	41.79	42.14	16.07
NSTS Bancorp, Inc.	(8.90)	6.18	(8.45)	0.14	0.06	661.49	0.94	90.89	6.51	2.61
PB Bankshares, Inc.	6.71	12.44	3.26	0.44	0.35	300.29	1.31	31.30	50.27	18.42
TC Bancshares, Inc.	8.00	23.15	9.48	0.21	0.18	645.34	1.37	42.18	39.71	18.11
Texas Community Bancshares, Inc.	13.29	15.73	5.61	0.89	0.56	122.18	1.09	60.91	16.66	22.43

(1)	Includes accruing troubled debt restructurings.
(2)	Includes home equity and second mortgage loans.

Source: Home Federal S&LA of Grand Island; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to Home Federal’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of Home Federal relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for Home Federal and thrift institutions in general. Changes in Home Federal’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could materially impact the pro forma market value of Home Federal or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion and Stock Offering.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Growth and Viability

(2)	Financial Condition

(3)	Market Area

(4)	Management

(5)	Dividend Payments

(6)	Liquidity of the Stock Issue

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(7)	Subscription Interest

(8)	Recent Acquisition Activity

(9)	Effect of Banking Regulations and Regulatory Reform

(10)	Stock Market Conditions

Earnings Growth and Viability

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings growth and viability. Home Federal’s recent ROA measured 0.39% for the LTM period versus the Comparative Group median of 0.46%. On a core earnings basis which excludes certain non-recurring items, Home Federal’s LTM core ROA of 0.39% trailed the Comparative Group median of 0.45%. Home Federal’s increased capital position after the Stock Offering will help to improve its net interest margin across changing interest rate and business cycles, provide added interest rate risk protection, and support additional leverage capacity to grow the balance sheet.

In the near term, Home Federal’s profitability will continue to be challenged by net interest margin pressure, new stock benefit plans, public company costs, and regular loan loss provisions to ensure that Home Federal’s reserves increase commensurately with the risk profile of its diversified loan portfolio. Based on Home Federal’s basic earnings fundamentals and ongoing challenge to minimize credit-related losses in the current economic environment, we believe that its recently elevated loan loss provision trend amplifies the uncertain viability of increasing profitability without the disruption of additional provisions, and therefore warrants a downward adjustment to Home Federal’s pro forma market value relative to the Comparative Group.

FELDMAN FINANCIAL ADVISORS, INC.

Financial Condition

As discussed and summarized in Chapter I, Home Federal’s balance sheet composition reflects a large concentration and diverse mix of loans. Home Federal relies mainly on its deposit base as a funding source and utilizes borrowings sparingly to supplement deposits. In contrast to the Comparative Group, Home Federal exhibited a lower level of equity capital, a lower ratio of cash and securities to assets, and slightly more favorable measures of asset quality. Before the infusion of net capital proceeds, Home Federal’s total equity ratio at 8.83% of assets was positioned below the 13.19% median of the Comparative Group. The selection criteria for the Comparative Group ensured a collection of companies with solid capital positions, emphasis on real estate lending, and satisfactory asset quality, similar to Home Federal’s financial profile. Therefore, on the whole, we believe that no adjustment is warranted for Home Federal’s financial condition relative to the Comparative Group.

Market Area

The members of the Comparative Group are located in the Midwest, Southwest, Southeast, and Mid-Atlantic regions of the country. The Comparative Group companies are characterized by a cross-section of market areas that constitute smaller to larger metropolitan areas with relatively stable economies and moderate population growth prospects. Home Federal’s primary market area encompasses several counties in south central Nebraska, including its main office location in Grand Island (Hall County), Nebraska.

As shown in Table 23, Hall County had a median household income of $66,672, an unemployment rate of 1.8% in April 2023, and a projected population growth rate of 1.1% over the next five years. Based on pro rata deposit totals in each of the Nebraska counties where it operates a branch, Home Federal’s market area exhibited a weighted average median income of

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$66,879 (similar to the Comparative Group median of $66,853), and a weighted average five-year projected population growth rate of 0.74% (similar to the Comparative Group median of 0.72%). The weighted average unemployment rate Home Federal’s five-county market area was 1.8%, comparing favorably to the Comparative Group median of 3.0%. In recognition of these overall similar demographic factors in Home Federal’s primary market area versus that experienced by the Comparative Group, we believe that no adjustment is necessary for market area.

Table 23

Comparative Market Area Data

Home Federal and the Comparative Group

Company	Headquarters Location	Wtd. Avg. Median Household Income 2023 (1) ($)	Wtd. Avg. Estimated Population Growth 2023-28 (1) (%)	Unemployment Rate (2) April 2023 (%)
Home Federal S&LA of Grand Island	Grand Island, NE	66,879	0.74	1.8
	[Hall County, NE]	66,672	1.05	1.8
	[Dawson County, NE]	69,443	(0.47)	2.3
	[Adams County, NE]	68,933	(0.13)	1.6
	[Phelps County, NE]	66,709	(0.44)	1.2
	[Nuckolls County, NE]	65,296	(2.88)	1.2
Comparative Group Average		70,341	0.71	3.1
Comparative Group Median		66,853	0.72	3.0
Comparative Group
1895 Bancorp of Wisconsin, Inc.	Greenfield, WI	72,553	0.05	2.4
Catalyst Bancorp, Inc.	Opelousas, LA	43,918	(0.76)	4.0
Cullman Bancorp, Inc.	Cullman, AL	55,021	4.12	1.4
Generations Bancorp NY, Inc.	Seneca Falls, NY	66,647	(1.22)	2.5
Home Federal Bancorp, Inc.	Shreveport, LA	51,874	(1.34)	3.3
IF Bancorp, Inc.	Watseka, IL	56,004	(3.14)	5.0
Magyar Bancorp, Inc.	New Brunswick, NJ	105,819	1.70	2.8
Mid-Southern Bancorp, Inc.	Salem, IN	68,374	1.33	2.8
NSTS Bancorp, Inc.	Waukegan, IL	101,023	0.10	3.4
PB Bankshares, Inc.	Coatesville, PA	99,365	2.13	2.3
TC Bancshares, Inc.	Thomasville, GA	56,438	1.79	3.1
Texas Community Bancshares, Inc.	Mineola, TX	67,058	3.72	4.0

(1)	Weighted average based on pro rata branch deposit totals of each company in its primary MSA (or county) markets.
(2)	Based on unemployment rate in company’s primary MSA (or county) market as ranked by deposits.

Source: Claritas; S&P Global; U.S. Bureau of Labor Statistics.

FELDMAN FINANCIAL ADVISORS, INC.

Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while Home Federal competes in an increasingly challenging financial services environment. The conventional operating goals of Home Federal of attempting to generate earnings growth and enhance its competitiveness remain paramount as it attempts to deploy and leverage the net capital proceeds from the Stock Offering. Steven Kunzman has served as Home Federal’s President and Chief Executive Officer since 2015 and its Chairman of the Board of Directors since 2017, having been employed by Home Federal for over 35 years. Kurt Haecker serves as Home Federal’s Executive Vice President and has been its Chief Lending Officer since 2015, having joined Home Federal in 2007. Lisa Harris serves as Home Federal’s Executive Vice President and has been its Chief Operating Officer since 2001, having joined Home Federal in 1980. Bradley Kool is Home Federal’s First Vice President and Chief Financial Officer, having recently joined Home Federal in 2023.

Home Federal’s management team has ongoing challenges ahead in improving earnings results, growing the banking franchise, and controlling operating expenses as the organization transitions to a public company and seeks to leverage the incremental capital. Investors will likely rely upon actual financial results as the means of evaluating the future performance of management as Home Federal pursues its asset expansion and earnings growth objectives. We have taken these factors into account collectively and believe that no adjustment is warranted relative to the Comparative Group for this factor.

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Dividend Payments

Following the completion of the Conversion and Stock Offering, the Company’s Board of Directors will have the authority to declare cash dividends on the shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made concerning the amount, if any, and timing of any dividend payments. The payment and amount of any dividends will depend upon many factors, including (1) the financial condition and operating results of the Company and Home Federal; (2) regulatory capital requirements and limitations on dividends; (3) other uses of funds for the long-term value of stockholders; (4) tax considerations; and (5) general economic conditions. There is no assurance that Central Plains Bancshares will actually pay cash dividends or that, if paid, such dividends will not be reduced or eliminated in the future.

Payment of cash dividends has become commonplace among publicly traded thrifts with solid capital levels. Of the 12 members of the Comparative Group, seven currently pay regular cash dividends. The median dividend yields of the Comparative Group and All Public Thrift aggregate were 0.87% and 1.21% as of June 2, 2023, respectively. Based on the anticipated capital levels of Home Federal and Central Plains Bancshares after the Stock Offering, investors are likely to expect that Central Plains Bancshares will commence paying regular dividends not too long after the Stock Offering is completed as a means of enhancing shareholder returns. Therefore, we have concluded that no adjustment is warranted for purposes of dividend policy.

Liquidity of the Stock Issue

With the increased number of market makers and institutional investors following thrift stocks, the majority of initial public offerings by thrift institutions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ Stock Market. All 12 members of the Comparative Group are listed on the NASDAQ Stock Market. Central Plains Bancshares expects that its shares of common stock will be traded on the NASDAQ Stock Market following the conclusion of the Conversion and Stock Offering.

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The median market capitalization of the Comparative Group companies was $42.8 million as of June 2, 2023. The All Public Thrift median market capitalization was much higher at $118.4 million. Of the 12 companies in the Comparative Group, all are traded on NASDAQ Stock Market and indicated an average daily trading volume of approximately 4,000 shares over the LTM period. Due to the relatively comparable size in the range of the Company’s Stock Offering versus the market capitalizations of the Comparative Group companies and the Company’s anticipated listing on the NASDAQ Stock Market, we have concluded that no adjustment to Home Federal’s estimated pro forma market value is warranted to address the liquidity of the issue.

Subscription Interest

Home Federal has retained the services of Keefe, Bruyette & Woods, Inc. to assist in the marketing and sale of the Stock Offering. Home Federal’s ESOP intends to purchase shares in the Stock Offering equal to 8.0% of the total amount sold. Home Federal expects its directors and executive officers, together with their associates, to purchase 189,000 shares of common stock in the Stock Offering for an aggregate amount of $1.9 million based on a $10.00 offering price per share. The minimum number of shares that may be purchased in the Stock Offering is 25 shares ($250 equivalent). Excluding the ESOP purchase, the maximum number of shares that may be purchased in the Stock Offering by any individual or individuals acting through a single qualifying account held jointly is 35,000 shares ($350,000 equivalent). No person together with an associate or group of persons acting in concert may purchase more than 50,000 shares ($500,000 equivalent).

Recent subscription interest in thrift stock conversion offerings has been varied. Three standard conversion offerings were completed in 2022. Only one of these three was oversubscribed in the subscription phase. NSTS Bancorp (Waukegan, Illinois) completed its offering in January 2022 with gross proceeds raised of $52.9 million, representing the adjusted

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maximum of its offering range. ECB Bancorp (Everett, Massachusetts) closed its offering in July 2022 at a level between the minimum and the midpoint of the offering and raised gross proceeds of $89.2 million. VWF Bancorp (Van Wert, Ohio) closed its offering in July 2022 at a level between the minimum and the midpoint of the offering and raised gross proceeds of $19.2 million.

Investor interest in past thrift stock offerings has been supported by the sound performance results of the banking industry, stable housing market conditions, after-market pricing trends, and the expectation of continued merger activity. More recently, the downturn in bank and thrift stock prices related to the failures of three large financial institutions has injected more market anxiety to the financial sector. However, we are unaware of any additional market evidence or specific characteristics that may help predict the level of interest in Home Federal’s subscription offering. Accordingly, absent actual results of the subscription offering, we believe that subscription interest is currently a neutral factor and, at the present time, requires no further adjustment.

Recent Acquisition Activity

Table 24 summarizes recent acquisitions of banks and thrifts based in Nebraska from January 1, 2019 to June 2, 2023. Table 24 displays the 15 transactions that were reported during this period, with most of the transactions involving the acquisitions of smaller, privately-held banks wherein no acquisition pricing data was available. The largest transaction was the acquisition of Mutual of Omaha Bank (based in Omaha, Nebraska with $8.6 billion of assets) by CIT Group in January 2020. Given that there will be significant regulatory restrictions on the ability to acquire control of Central Plains Bancshares for a period of three years following the Conversion, we do not believe that acquisition premiums are a significant factor to consider in analyzing Home Federal’s pro forma market value. Moreover, the standard of value applied herein does not require an acquisition value determination.

FELDMAN FINANCIAL ADVISORS, INC.

Table 24

Summary of Nebraska Bank and Thrift Acquisition Activity

Completed and Pending Transactions Announced After January 1, 2019

				Seller’s Prior Financial Data							Offer Value to
Buyer	St.	Seller	St.	Total Assets ($Mil.)	Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Date Anncd.	Date Completed	Offer Value ($Mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	Total Assets (%)
Overall Median				83.7	10.12	0.75	6.11	NA	NA	30.0	98.1	124.9	10.9	11.74
Overall Average				649.9	10.54	0.72	6.20	NA	NA	345.9	113.7	122.6	14.4	13.56

1905 Nekota Bankcorp	NE	Lewellen National Corp.	NE	25.8	16.43	0.75	4.78	04/21/23	Pending	NA	NA	NA	NA	NA
Loomis Co.	NE	Farmers & Merchants Bank	NE	11.5	0.53	(0.31)	(4.71)	09/20/22	12/01/22	NA	NA	NA	NA	NA
First York Ban Corp.	NE	Ashton State Bank	NE	19.5	8.05	(0.49)	(5.95)	08/14/22	10/25/22	NA	NA	NA	NA	NA
MNB Financial Services Inc.	NE	Doniphan Bancshares Inc.	NE	148.6	9.57	0.69	6.79	03/24/22	05/31/22	NA	NA	NA	NA	NA
Horizon Bank	NE	Springfield State Bank	NE	84.3	7.63	0.30	3.23	11/08/21	01/01/22	NA	NA	NA	NA	NA
Citizens National Corp.	NE	Bank of Newman Grove	NE	33.7	11.09	(0.20)	(1.83)	11/03/21	01/01/22	NA	NA	NA	NA	NA
First State Fremont Inc.	NE	Two Rivers Bank	NE	148.6	13.55	0.96	6.81	09/08/21	12/08/21	NA	NA	NA	NA	NA
Tri Valley Bancshares Inc.	NE	First State Bank-Scottsbluff	NE	345.0	9.46	2.00	21.45	06/22/21	11/05/21	30.0	92.0	92.0	5.5	8.70
Summerfield Fin’l Services	NE	Mainstreet Bank	NE	100.4	10.12	0.54	5.23	02/10/21	07/01/21	NA	NA	NA	NA	NA
First York Ban Corp.	NE	Tilden Bancshares Inc.	NE	83.7	10.79	1.50	13.42	01/24/20	01/07/21	NA	NA	NA	NA	NA
First State Holding Co.	NE	Schneider Bancorp.	NE	96.1	9.21	1.75	19.53	01/22/20	06/05/20	NA	NA	NA	NA	NA
First York Ban Corp.	NE	Malmo Bancorp Inc.	NE	38.0	13.60	0.78	6.11	09/03/19	12/05/19	7.7	151.0	151.0	26.8	20.24
CIT Group Inc.	NY	Mutual of Omaha Bank	NE	8,517.6	11.97	1.09	9.76	08/13/19	01/01/20	1,000.0	98.1	124.9	10.9	11.74
State Bank of Colon	NE	Commercial State Bank	NE	20.2	7.54	0.06	0.82	06/19/19	01/01/20	NA	NA	NA	NA	NA
HSB Merger Co.	NE	AmeriGroup Inc.	NE	75.5	18.59	1.37	7.49	05/24/19	11/02/21	NA	NA	NA	NA	NA

Source: S&P Global.

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Effect of Banking Regulations and Regulatory Reform

In response to the financial crisis of 2008 and 2009, Congress took actions intended to strengthen confidence and encourage liquidity in financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) was enacted in 2010, and provided for new restrictions and an expanded framework of regulatory oversight for financial institutions. The legislation also created the Consumer Financial Protection Bureau that has broad authority to issue regulations governing the services and products provided by financial institutions. Community bankers believe that the Dodd-Frank legislation has led to increased compliance costs. Legislation was enacted in 2018 that preserves the fundamental elements of the post-Dodd-Frank regulatory framework, but included modifications that was expected to result in some meaningful regulatory relief for smaller and certain larger banking organizations.

Stock Market Conditions

Robust corporate earnings growth, sustained economic expansion, and generally low interest rates were significant factors propelling the extended stock market rally from 2009 to 2019, the second longest market rally in U.S. history. However, beginning in February 2020, market volatility was spurred by the outbreak of the coronavirus and concerns about its impact on the U.S. economy, supply chains, and consumer spending. U.S. equities fell sharply, then rebounded off their lows from March 2020 and performed strongly for the remainder of 2020.

U.S. equity markets continued to appreciate during 2021, extending the gains that began in the aftermath of March 2020, and many market indexes reached all-time highs in successive months through August 2021. The successful rollout of coronavirus vaccines, unprecedented fiscal and monetary stimulus, healthy consumer balance sheets, and tightening labor markets created optimism about U.S. economic growth and helped to advance stock market returns.

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U.S. equity markets were volatile and declined in the first half of 2022, reversing their exceptional performance in 2021, when the S&P 500 rose by 27%. Every sector of the S&P 500 posted negative returns in the first half of 2022, except for energy stocks, amid geopolitical tensions, higher inflation, and a shift toward less accommodative monetary policy in the United States. Russia’s invasion of Ukraine and the fallout from related sanctions exacerbated commodity price pressures and amplified geopolitical risks. Supply chain bottlenecks and labor market shortages further constrained supply and increased inflationary pressures. In response, the Federal Reserve Board aggressively increased interest rates and tapered its balance sheet during 2022.

Market prices of bank and thrift stocks plummeted beginning in March 2023 due to widespread turmoil in the banking sector related to the sudden failure and liquidation of several high-profile financial institutions. On March 8, 2023, Silvergate Bank (La Jolla, California), announced its decision to voluntarily liquidate its assets and wind down operations. On March 10, 2023, Silicon Valley Bank (Santa Clara, California) was closed by its state regulator. On March 12, 2023, Signature Bank (New York, New York) was closed by its state regulator. Additionally, on May 1, 2023, First Republic Bank (San Francisco, California) was closed by the FDIC and sold to JP Morgan Chase & Co.

These bank failures led to increased volatility and declines in the market for bank and thrift stocks and questions about depositor confidence in depository institutions. Furthermore, these events have led to a greater focus by financial institutions, investors, and regulators on the balance sheet liquidity of and funding sources for financial institutions, the composition of its deposits, including the amount of uninsured deposits, the amount of accumulated other comprehensive loss, capital levels, and interest rate risk management.

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Table 25 displays the one-year performance of the S&P 500 and NASDAQ Bank indexes. The NASDAQ Bank Index decreased by 30.1% over the one-year period ended June 2, 2023, underperforming the broader S&P 500 Index, which was up 4.2% during this period. The divergence in the performance of these two market indexes largely reflected the weakening valuations in the financial sector while the technology sector showed signs of staging a solid rebound. Over the three-year period, the NASDAQ Bank Index is up 12.7% as compared to the S&P 500 Index advancing 40.9%, as shown in Table 26.

A “new issue” discount that reflects investor concerns and investment risks inherent in all initial public offerings is a factor to be considered for purposes of valuing converting thrifts. Table 27 presents a summary of the ten standard thrift conversion offerings completed since January 1, 2020. The final pricing of these offerings confirms the presence of the new issue discount in the pro forma market valuations of converting thrifts versus the trading valuations of existing publicly traded thrifts. The distinction of the new issue discount is most apparent with the price-to-book value ratio because the pro forma equity calculation involves combining the net new capital proceeds with the historical equity of the converting company. The median pro forma price-to-book value ratio for standard thrift conversion offerings was 59.2% for the 2020 to 2022 period, and the median pro forma price-to-tangible book ratio was 59.7%.

Historically, newly converted thrifts have gradually traded upward in the after-market to a range near existing thrift stock valuation levels, but found resistance approaching book value until a discernible trend of sustainable earnings growth was evident. Pricing a new offering at a relatively high ratio in relation to pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations that yield insupportably high price-to-earnings ratios and very low returns on equity.

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Table 25

Comparative One-Year Stock Index Performance

For the One-Year Period Ended June 2, 2023

S&P 500 Stock Index + 4.2%

NASDAQ Bank Index – 30.1%

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Table 26

Comparative Three-Year Stock Index Performance

For the Three-Year Period Ended June 2, 2023

S&P 500 Stock Index + 40.9%

NASDAQ Bank Index + 12.7%

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Table 27

Summary of Standard Conversion Offerings

Transactions Completed Since January 1, 2020

						Pro Forma Ratios						After-Market			Price
					Gross	Price/	Price/	Price/	Tang.		6/2/23	Price Change			Change
			Stock	Total	Offering	Book	Tang.	LTM	Eqty./	IPO	Closing	One	One	One	Through
		Stock	Offering	Assets	Proceeds	Value	Book	EPS	Assets	Price	Price	Day	Week	Month	6/2/23
Company	State	Exchange	Date	($Mil.)	($Mil.)	(%)	(%)	(x)	(%)	($)	($)	(%)	(%)	(%)	(%)
2020 to 2022 — Average				1,828.5	240.0	58.3	59.3	58.2	23.19	NA	NA	31.6	34.0	37.2	18.5
2020 to 2022 — Median				298.8	50.9	59.2	59.7	62.5	21.97	NA	NA	29.0	32.4	36.2	21.4
Standard Conversion Offerings
ECB Bancorp, Inc.	MA	NASDAQ	07/27/22	688.6	89.2	59.8	59.8	25.9	20.64	10.00	12.90	40.9	41.3	40.6	29.0
VWF Bancorp, Inc.	OH	OTCQB	07/13/22	137.0	19.2	50.2	50.2	NA	24.84	10.00	12.99	29.0	45.0	49.0	29.9
NSTS Bancorp, Inc.	IL	NASDAQ	01/18/22	259.9	52.9	59.7	59.7	NA	31.81	10.00	8.94	25.9	23.0	25.0	(10.6)
Catalyst Bancorp, Inc.	LA	NASDAQ	10/12/21	238.3	52.9	55.5	55.5	NA	33.84	10.00	10.77	35.6	38.5	37.6	7.7
TC Bancshares, Inc.	GA	NASDAQ	07/20/21	363.6	49.0	59.9	59.9	NA	20.84	10.00	14.00	21.1	20.7	28.9	40.0
Blue Foundry Bancorp	NJ	NASDAQ	07/15/21	1,963.6	277.7	66.1	66.1	NA	19.90	10.00	9.90	29.0	27.0	34.1	(1.0)
Texas Community Bancshares, Inc.	TX	NASDAQ	07/14/21	316.5	32.1	53.2	56.0	86.3	17.83	10.00	11.75	50.8	53.5	54.0	17.5
PB Bankshares, Inc.	PA	NASDAQ	07/14/21	281.1	27.8	61.7	61.7	NA	15.10	10.00	13.28	30.8	32.4	29.0	32.8
Eastern Bankshares, Inc.	MA	NASDAQ	10/14/20	13,996.5	1,792.9	58.2	65.9	NA	23.10	10.00	12.14	21.5	24.8	36.2	21.4
Systematic Savings Bank	MO	OTCPK	10/13/20	40.0	6.0	58.7	58.7	62.5	24.01	10.00	NA	NA	NA	NA	NA

Source: S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Accordingly, thrift conversions continue to be priced at discounts to comparable publicly traded companies. This valuation characteristic is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the current economic environment and against the backdrop of an increasingly competitive banking sector and volatile equities market.

The 4,672 FDIC-insured commercial banks and savings institutions reported quarterly net income of $79.8 billion in the first quarter of calendar 2023, up $11.5 billion or 16.9% from the fourth quarter of 2022. Strong growth in non-interest income (much of it non-recurring revenue) outpaced higher non-interest expense and lower net interest income. The aggregate banking industry’s annualized ROA was 1.36% for first quarter 2023, up 20 basis points from 1.16% in fourth quarter 2022 and up 35 basis points from 1.01% in first quarter 2022.

The banking industry’s recent net interest margin of 3.31% decreased seven basis points from the prior quarter’s level of 3.38%, but was 77 basis points higher than the year-ago quarter’s level of 2.54%. The average cost of deposits increased 43 basis points from the prior quarter to 1.42%. The average yield on loans increased 32 basis points from the prior quarter to 6.08%.

The leverage capital ratio of the banking industry rose 17 basis points to 9.15% in first quarter 2023 from 8.98% in fourth quarter 2022. The total risk-based capital ratio increased 12 basis points to 15.07%, and the tier 1 risk-based capital ratio increased 10 basis points to 13.75% as capital formation grew and risk-weighted assets declined. The ratio of non-performing assets to total assets increased modestly from 0.39% in fourth quarter 2022 to 0.40% in first quarter 2023, with the increase driven by increases in non-performing commercial real estate loan balances.

FELDMAN FINANCIAL ADVISORS, INC.

Bank and thrift industry earnings results have continued to be solid in comparison to historical levels, but earnings growth has been challenged recently by increasing credit-related charges. While bank and thrift industry capital levels remain strong and overall asset quality has stabilized, there continue to be volatile swings in the market for bank and thrift stocks in response to the economic outlook and the anxiety in the overall market that is contributing to the current fluctuations. Therefore, we believe that with the heightened uncertainty attendant to prevailing stock market conditions, the new issue discount continues to be highly relevant because of the risks and uncertainties associated with a new stock offering in the current market and warrants a downward adjustment.

Adjustments Conclusion

It is our opinion that Home Federal’s pro forma market value should be discounted relative to the Comparative Group. Our conclusion is based on downward adjustments for earnings growth and viability and the new issue discount underlying current stock market conditions, which continue to reflect severe pressure on bank and thrift stock valuations. Converting thrifts are often valued at meaningful discounts to peer trading companies relative to price-to-book value and price-to-tangible book value ratios. Due to initially restrained levels of post-offering earnings growth without the benefit of sustained leveraging of balance sheets, resulting price-to-earnings ratios may reflect premiums to established trading companies. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.

Valuation Approach

In determining the estimated pro forma market value of Home Federal, we have employed the comparative company approach and considered the following pricing ratios: price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), price-to-earnings per share (“P/E”), and price-to-assets (“P/A”). Table 28 presents the trading market valuation ratios of the Comparative Group companies and the related averages and medians of the Comparative Group as of June 2, 2023. As shown in Table 28, the median P/B ratio for the Comparative Group was 69.6%. All of the members of the Comparative Group were valued at levels under their respective book value (P/B ratio less than 100.0%). The median P/TB ratio for the Comparative Group was 69.8%.

FELDMAN FINANCIAL ADVISORS, INC.

Higher equity levels generally have a restraining impact on P/B and P/TB ratios because of the accompanying challenge to generate competitive ROE results on such excess capital. Among the Comparative Group members, NSTS Bancorp reported the highest equity capital ratio at 31.62% of total assets and a P/B ratio of 58.8%. The median P/E ratio based on LTM earnings for the Comparative Group was 15.2x as of June 2, 2023. On a core earnings basis, the median core P/E ratio of the Comparative Group was 17.8x. Some companies within the Comparative Group and All Public Thrift aggregate generated P/E ratios that were either negative or distortedly high due to low levels of profitability, and their corresponding P/E ratios are expressed as “NM” or not meaningful.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio remains an important valuation ratio in the current thrift stock market. However, as noted above, the P/E ratio is not useful for companies reporting negative or low earnings. Home Federal’s earnings for the LTM ended March 31, 2023 amounted to $1.6 million and its LTM core earnings also amounted to $1.6 million. On a pro forma basis, after making adjustments for re-investment of net offering proceeds and expensing charges related to the implementation of various stock benefit plans, including the ESOP, restricted stock plan (“RSP”), and stock option plan, Home Federal’s pro forma earnings results are moderately higher than the historical earnings levels. The pro forma earnings results do not take into account the capacity of Home Federal to leverage the capital because of the attendant risks of executing and implementing operating strategies and business expansion initiatives.

FELDMAN FINANCIAL ADVISORS, INC.

Based on our comparative financial and valuation analyses, we concluded that Home Federal should be discounted relative to the trading valuation ratios of the overall Comparative Group. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined pro forma P/B and P/TB ratios of 49.2% at the midpoint for Home Federal, which reflects an aggregate midpoint of $32.0 million for the Valuation Range based on the assumptions summarized in Exhibit IV.

Employing a range of 15% above and below the midpoint, the resulting minimum value of approximately $27.2 million reflects a 44.7% P/B ratio and the resulting maximum value of approximately $36.8 million reflects a 53.1% P/B ratio. The adjusted maximum value, computed as an additional 15% above the maximum, is positioned at approximately $42.3 million and a P/B ratio of 57.1%. Home Federal’s pro forma P/B and P/TB ratios are similar since Home Federal had a negligible level of intangible assets (core deposit intangible) amounting to $11,000 as of March 31, 2023.

Home Federal’s pro forma midpoint P/B and P/TB ratios of 49.2% reflect discounts of 29.3% and 29.6% to the Comparative Group median P/B and P/TB ratios of 69.6% and 69.8%, respectively. Home Federal’s pro forma maximum P/B and P/TB ratios of 53.1% reflect discounts of 23.7% and 23.9% to the Comparative Group median P/B and P/TB ratios of 69.6% and 69.8%, respectively. At the adjusted maximum, Home Federal’s pro forma P/B and P/TB ratios of 57.1% are positioned at discounts of 17.9% and 18.2% to the Comparative Group median P/B and P/TB ratios of 69.6 and 69.8%, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

Based on the Valuation Range as indicated above, Home Federal’s pro forma LTM P/E ratios measured 13.9x, 15.9x, 17.9x, and 20.0x at the minimum, midpoint, maximum, and adjusted maximum, respectively, of the Valuation Range and are in reasonable range of the Comparative Group median P/E ratio of 15.2x and average ratio of 20.2x. Home Federal’s pro forma core P/E ratios were 13.7x, 15.6x, 17.5x, and 19.6x at the minimum, midpoint, maximum, and adjusted maximum, respectively, of the Valuation Range. Home Federal’s pro forma core P/E ratios represent discounts of 23.0%, 12.1% and 1.4% at the minimum, midpoint, and maximum, respectively, of the Valuation Range as compared to the Comparative Group median core P/E ratio of 17.8x. Home Federal’s pro forma core P/E ratio of 19.6x at the adjusted maximum represents a premium of 10.3% to the Comparative Group median core P/E ratio of 17.8x.

Based on the price-to-assets valuation metric, Home Federal’s pro forma midpoint of the Valuation Range at $32.0 million reflects a corresponding P/A ratio of 6.89%, ranging from 5.91% at the minimum value to 7.86% and 8.94% at the maximum and adjusted maximum, respectively. Home Federal’s pro forma P/A ratios represent discounts of 37.7%, 27.3, 17.2%, and 5.7% at the minimum, midpoint, maximum, and adjusted maximum, respectively, of the Valuation Range as compared to the Comparative Group median P/A ratio of 9.49%.

On a pro forma consolidated basis, the Company’s total equity-to-assets ratios range from 13.23% at the minimum value and 14.02% at the midpoint value to 14.79% at the maximum value and 15.66% at the adjusted maximum. Thus, upon completion of the Conversion and Stock Offering, the Company’s pro forma equity capital ratios would exceed the Comparative Group median of 13.15%. As noted earlier, the solid post-Conversion equity capital levels of the Company will provide greater expansion opportunity and flexibility, but also present challenges in generating competitive returns on equity.

FELDMAN FINANCIAL ADVISORS, INC.

Valuation Conclusion

It is our opinion that, as of June 2, 2023, the estimated pro forma market value of Home Federal was within a Valuation Range of $27,200,000 to $36,800,000 with a midpoint of $32,000,000. Pursuant to applicable appraisal guidelines, the Valuation Range was based upon a 15% decrease from the midpoint value to determine the minimum value and a 15% increase from the midpoint value to establish the maximum value. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $42,320,000. Based on the Valuation Range and an initial offering price of $10.00 per share, the number of shares to be sold in the Stock Offering is as follows: 2,720,000 at the minimum, 3,200,000 at the midpoint, 3,680,000 at the maximum, and 4,232,000 at the adjusted maximum. Table 28 compares Home Federal’s pro forma valuation ratios to the market valuation ratios of the Comparative Group.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the Stock Offering. Exhibit IV-2 displays the pro forma financial data at the minimum, midpoint, maximum, and adjusted maximum levels of the Valuation Range. Exhibit IV-3 provides more detailed data and calculations at the pro forma midpoint level of the Valuation Range. Exhibit IV-4 compares the pro forma valuation ratios with the averages and medians reported by the Comparative Group.

FELDMAN FINANCIAL ADVISORS, INC.

Table 28

Comparative Pro Forma Market Valuation Analysis

Computed from Market Price Data as of June 2, 2023

	Current	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)
Home Federal S&LA of Grand Island(1)
Pro Forma Minimum	10.00	27.2	13.70	13.33	44.78	44.78	5.91	13.21	13.21	0.00
Pro Forma Midpoint	10.00	32.0	15.63	15.38	49.26	49.26	6.90	14.00	14.00	0.00
Pro Forma Maximum	10.00	36.8	17.54	17.24	53.19	53.19	7.86	14.77	14.77	0.00
Pro Forma Adj. Maximum	10.00	42.3	19.61	19.61	57.21	57.21	8.95	15.64	15.63	0.00
Comparative Group Average	NA	46.4	20.22	20.07	70.17	71.10	11.30	16.38	16.29	1.07
Comparative Group Median	NA	42.8	15.20	17.78	69.57	69.81	9.49	13.19	13.15	0.87
All Public Thrift Average(2)	NA	435.7	12.77	12.75	77.83	85.88	9.79	13.32	12.77	2.20
All Public Thrift Median(2)	NA	118.4	9.19	9.15	75.73	79.61	8.64	11.78	10.72	1.21
Comparative Group
1895 Bancorp of Wisconsin, Inc.	6.68	40.2	NM	NM	54.47	54.47	7.50	13.77	13.77	0.00
Catalyst Bancorp, Inc.	10.77	53.5	NM	NM	63.26	63.26	19.40	31.22	31.22	0.00
Cullman Bancorp, Inc.	10.67	78.8	17.78	17.78	78.32	78.32	18.87	24.09	24.09	1.12
Generations Bancorp NY, Inc.	8.88	20.8	38.59	33.45	55.38	57.67	5.34	9.64	9.29	0.00
Home Federal Bancorp, Inc.	13.36	40.0	7.77	7.10	83.26	91.72	6.08	7.31	6.68	3.59
IF Bancorp, Inc.	14.20	45.4	8.93	8.35	64.59	64.59	5.65	8.75	8.75	2.82
Magyar Bancorp, Inc.	10.23	68.4	8.32	8.32	67.65	67.65	8.15	12.05	12.05	1.17
Mid-Southern Bancorp, Inc.	10.06	27.5	15.48	15.53	83.06	83.06	10.90	13.12	13.12	2.39
NSTS Bancorp, Inc.	8.94	47.8	NM	NM	58.80	58.80	18.59	31.62	31.62	0.00
PB Bankshares, Inc.	13.28	34.7	14.92	19.96	80.60	80.60	9.49	11.78	11.78	0.00
TC Bancshares, Inc.	14.00	62.8	50.00	50.34	81.12	81.12	16.20	19.98	19.98	0.71
Texas Community Bancshares, Inc.	11.75	36.9	NM	19.77	71.49	71.96	9.48	13.26	13.19	1.02

(1)	Pro forma ratios assume an estimated pro forma market value of $27.2 million at the minimum, $32.0 million at the midpoint, $36.8 million at the maximum, and $42.3 million at the adjusted maximum.
(2)	All public thrifts traded on a major exchange, excluding mutual holding companies and companies being acquired in announced merger transactions.

Source: Home Federal; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 35 years of experience in consulting, and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 commercial banks, savings institutions, credit unions, insurance companies, and mortgage companies nationwide. The firm’s office is located outside of Washington, D.C. in McLean, Virginia.

Background of Senior Professional Staff

Trent Feldman – President. Trent is a nationally recognized expert in providing strategic advice to and valuing financial service companies and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelor’s and Master’s Degrees from the University of California, Los Angeles.

Peter Williams – Principal. Peter specializes in merger and acquisition analysis, mutual-to-stock conversion valuations, corporate valuations, strategic business plans, and fair value accounting analysis. Peter previously was with Kaplan Associates for 13 years. Peter also worked as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from The George Washington University.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1

Consolidated Balance Sheets

Home Federal Savings and Loan Association of Grand Island

As of March 31, 2022 and 2023

(Dollars in Thousands)

	March 31,
	2023	2022
Assets
Cash	$7,940	$8,492
Federal funds sold	8,623	10,487
Investment securities available for sale	57,842	73,427
Investment securities held to maturity	422	568
Federal Home Loan Bank stock	563	500
Loans receivable	353,749	311,535
Allowance for loan losses	(5,412)	(4,928)

Loans, net	348,337	306,607
Accrued interest receivable	1,727	1,345
Properties and equipment, net	4,104	4,289
Deferred income taxes	3,292	2,864
Mortgage servicing rights	434	563
Other assets	4,508	4,242

Total Assets	$437,792	$413,384

Liabilities and Equity
Deposits:
Non-interest bearing deposits	$73,248	$75,284
Interest-bearing deposits	317,704	289,719

Total Deposits	390,952	365,003
Pension liability	2,310	3,930
Advances from borrowers for taxes and insurance	1,719	1,630
Accrued interest payable	668	215
Other liabilities	3,477	4,204

Total Liabilities	399,126	374,982

Retained earnings	43,773	42,127
Accumulated other comprehensive loss	(5,107)	(3,725)

Total Equity	38,666	38,402

Total Liabilities and Equity	$437,792	$413,384

Source: Home Federal, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2

Consolidated Income Statements

Home Federal Savings and Loan Association of Grand Island

For the Years Ended March 31, 2022 and 2023

(Dollars in Thousands)

	Year Ended March 31,
	2023	2022
Total interest income	$16,143	$13,169
Total interest expense	2,741	1,079

Net interest income	13,402	12,090
Provision (credit) for loan losses	2,877	(114)

Net interest income after provision	10,525	12,204

Loan related servicing fees and service charges on deposit accounts	2,016	1,875
Gain on sale of loans	97	473
Other income	165	158

Total non-interest income	2,278	2,506

Salaries and employee benefits	5,606	6,113
Occupancy and equipment	1,062	989
Data processing	1,740	1,670
Federal insurance premiums	171	135
Advertising	321	314
Other general and administrative expenses	2,048	1,824

Total non-interest expense	10,948	11,045

Income before income taxes	1,855	3,665
Provision for income taxes	209	517

Net income	$1,646	$3,148

Source: Home Federal, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3

Loan Portfolio Composition

Home Federal Savings and Loan Association of Grand Island

As of March 31, 2022 and 2023

(Dollars in Thousands)

	March 31,
	2023		2022
Loan Category	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)
Real estate loans:
Residential one- to four-family (1)	$119,610	33.82	$112,685	36.18
Multi-family	34,296	9.70	23,321	7.49
Commercial	102,446	28.97	92,055	29.56
Agriculture	9,245	2.61	9,437	3.03

Total real estate loans	265,597	75.09	237,498	76.26
Commercial business loans	30,101	8.51	31,679	10.17
Agriculture non-real estate loans	8,921	2.52	8,766	2.81
Construction and land development loans	23,644	6.69	17,790	5.71
Consumer and other loans	25,424	7.19	15,690	5.04

Gross total loans	353,687	100.00	311,423	100.00

Allowance for loan losses	(5,412)		(4,928)
Deferred loan costs	62		112

Net total loans	$348,337		$306,607

(1)	Includes residential construction loans of $8.0 million and $11.6 million at March 31, 2023 and 2022, respectively.

Source: Home Federal, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4

Cash and Investments Composition

Home Federal Savings and Loan Association of Grand Island

As of March 31, 2022 and 2023

(Dollars in Thousands)

	March 31,
	2023		2022
Cash and Investment Category	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)
Cash and cash equivalents (1)	$16,563	21.97	$18,979	20.30
Available-for-sale securities, at fair value::
FHLMC bonds	23,256	30.85	29,554	31.62
GNMA bonds	2,590	3.44	3,618	3.87
FNMA bonds	24,290	32.22	31,911	34.14
Municipal bonds	7,706	10.22	8,344	8.93

Total available-for-sale securities	57,842	76.72	73,427	78.55
Held-to-maturity securities, at amortized cost:
FHLMC bonds	116	0.15	157	0
GNMA bonds	74	0.10	91	0.10
FNMA bonds	232	0	320	0.34

Total held-to-maturity securities	422	0.56	568	0.61
Other investments:
Federal Home Loan Bank stock	563	0.75	500	0.53

Total cash and investments	$75,390	100.00	$93,474	100.00

Percent of total assets (%)
Cash and cash equivalents		3.78		4.59
Available-for-sale securities		13.21		17.76
Held-to-maturity securities		0.10		0.14
Other investments		0.13		0.00

Total cash and investments		17.22		22.61

(1)	Includes cash and federal funds sold.

Source: Home Federal, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5

Deposit Accounts Composition

Home Federal Savings and Loan Association of Grand Island

As of March 31, 2022 and 2023

(Dollars in Thousands)

	March 31,
	2023		2022
Deposit Account	Amount	Percent	Amount	Percent
Category	(000s)	(%)	(000s)	(%)
Non-interest bearing checking accounts	$73,248	18.74	$75,284	20.63
Interest-bearing checking accounts	119,271	30.51	128,915	35.32
Savings accounts	49,099	12.56	54,429	14.91
Money market deposit accounts	62,953	16.10	61,291	16.79

Total non-certificate accounts	304,571	77.90	319,919	87.65
Certificate of deposit accounts	86,381	22.10	45,084	12.35

Total deposits	$390,952	100.00	$365,003	100.00

Source: Home Federal, audited financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-6

Professional Background Summaries of Executive Officers

Home Federal Savings and Loan Association of Grand Island

Steven D. Kunzman has served as Home Federal’s President and Chief Executive Officer since 2015 and its Chairman of the Board since 2017, having been employed by Home Federal for over 35 years. Mr. Kunzman’s direct experience in managing operations and employees provides the Board of Directors with insight into operations, and his position on the Board of Directors provides a clear and direct channel of communication from senior management to the full Board of Directors and alignment on corporate strategy.

Kurt A. Haecker serves as Home Federal’s Executive Vice President and has been its Chief Lending Officer since 2015, having joined Home Federal in 2007. Mr. Haecker has over 35 years of banking experience, previously serving in numerous lending and leadership roles with a regional bank that merged into a national institution.

Lisa A. Harris serves as Home Federal’s Executive Vice President and has been its Chief Operating Officer since 2001, having joined Home Federal in 1980.

Bradley M. Kool is Home Federal’s First Vice President and Chief Financial Officer, having joined Home Federal in 2023. Mr. Kool was previously the Chief Executive Officer and General Manager of Butte Electric Cooperative, Inc. from 2022 to 2023. Prior to that, he was Chief Financial Officer of Southern Public Power District for eight years.

Source: Home Federal.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	6/2/23	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
All Public Thrifts (1)
1895 Bancorp of Wisconsin, Inc.	WI	BCOW	552	13.77	13.77	(0.08)	(0.59)	6.68	40.2	NM	NM	54.5	54.5	7.50	0.00
Affinity Bancshares, Inc.	GA	AFBI	932	12.69	10.92	0.89	6.03	12.18	79.6	11.5	11.2	67.6	80.1	8.58	0.00
Axos Financial, Inc.	NV	AX	19,782	9.32	8.61	1.56	16.11	41.34	2.4	9.0	7.9	133.1	145.3	12.40	0.00
Blue Foundry Bancorp	NJ	BLFY	2,101	18.36	18.33	0.03	0.16	9.90	261.8	NM	NM	70.3	70.4	12.90	0.00
Broadway Financial Corporation	CA	BYFC	1,205	23.22	21.38	0.53	2.41	0.97	47.2	10.8	10.3	55.0	70.3	6.76	0.00
Capitol Federal Financial, Inc.	KS	CFFN	10,086	10.63	10.53	0.62	6.38	6.40	852.4	12.1	11.9	81.3	82.1	8.64	5.31
Carver Bancorp, Inc.	NY	CARV	712	6.34	6.34	(0.39)	(5.38)	4.07	17.2	NM	NM	88.5	88.5	2.55	0.00
Catalyst Bancorp, Inc.	LA	CLST	276	31.22	31.22	0.14	0.44	10.77	53.5	NA	NA	63.3	63.3	19.75	0.00
Cullman Bancorp, Inc.	AL	CULL	418	24.09	24.09	1.05	4.22	10.67	78.8	17.8	17.8	78.3	78.3	18.87	1.12
ECB Bancorp, Inc.	MA	ECBK	1,157	14.10	14.10	0.25	1.65	12.90	118.4	NA	NA	72.6	72.6	10.23	0.00
ESSA Bancorp, Inc.	PA	ESSA	1,986	11.02	10.39	1.08	9.43	15.23	147.9	7.3	7.2	72.4	77.4	7.98	3.94
First Northwest Bancorp	WA	FNWB	2,172	7.38	7.34	0.72	8.76	12.51	110.7	7.0	6.6	73.9	74.4	5.56	2.24
First Seacoast Bancorp, Inc.	NH	FSEA	537	9.18	9.13	(0.11)	(1.05)	8.21	41.7	NM	NM	84.3	84.9	7.74	0.00
FS Bancorp, Inc.	WA	FSBW	2,783	8.69	7.90	1.21	11.96	30.29	231.1	7.7	7.1	97.0	107.6	8.43	3.30
Generations Bancorp NY, Inc.	NY	GBNY	389	9.64	9.29	0.14	1.39	8.88	20.8	38.6	33.5	55.4	57.7	5.34	0.00
HarborOne Bancorp, Inc.	MA	HONE	5,573	10.76	9.60	0.82	6.49	8.93	388.5	10.1	9.8	70.1	79.6	7.54	3.36
Hingham Institution for Savings	MA	HIFS	4,206	9.34	9.34	0.86	8.93	210.74	453.0	13.6	10.2	115.2	115.2	10.76	1.20
HMN Financial, Inc.	MN	HMNF	1,072	9.35	9.28	0.76	7.09	18.40	80.1	9.8	9.9	82.3	83.0	7.70	1.74
Home Federal Bancorp, Inc.	LA	HFBL	686	7.31	6.68	0.92	11.01	13.36	40.0	7.8	7.1	83.3	91.7	6.08	3.59
IF Bancorp, Inc.	IL	IROQ	843	8.75	8.75	0.62	7.09	14.20	45.4	8.9	8.3	64.6	64.6	5.65	2.82
Kearny Financial Corp.	NJ	KRNY	8,349	10.37	NA	0.51	4.51	7.25	461.6	11.9	9.2	55.8	74.2	5.79	6.07
Magyar Bancorp, Inc.	NJ	MGYR	840	12.05	12.05	1.01	8.20	10.23	68.4	8.3	8.3	67.6	67.6	8.15	1.17
Mid-Southern Bancorp, Inc.	IN	MSVB	266	13.12	13.12	0.66	5.14	10.06	27.5	15.5	15.5	83.1	83.1	10.90	2.39
New York Community Bancorp, Inc.	NY	NYCB	123,706	8.72	6.32	3.42	32.85	10.78	7,784.5	2.8	7.3	75.7	109.4	6.32	6.44
Northeast Community Bancorp, Inc.	NY	NECB	1,503	17.47	17.46	2.44	12.41	13.73	188.7	6.4	6.2	80.2	80.2	14.00	1.75
Northfield Bancorp, Inc.	NJ	NFBK	5,663	12.33	11.68	1.04	8.33	10.91	507.6	8.5	8.5	72.7	77.3	8.96	4.77
NSTS Bancorp, Inc.	IL	NSTS	260	31.62	31.62	0.18	0.58	8.94	47.8	NM	NM	58.8	58.8	18.59	0.00
PB Bankshares, Inc.	PA	PBBK	393	11.78	11.78	0.59	4.84	13.28	34.7	14.9	20.0	80.6	80.6	9.49	0.00
Ponce Financial Group, Inc.	NY	PDLB	2,540	19.53	19.53	(1.09)	(5.01)	8.28	193.3	NM	NA	76.0	76.0	8.89	0.00
Provident Bancorp, Inc.	MA	PVBC	1,702	12.42	12.42	(1.47)	(11.05)	8.01	140.1	NM	NM	67.0	67.0	8.33	0.00
Provident Financial Holdings, Inc.	CA	PROV	1,335	9.69	9.69	0.75	7.13	12.11	0.1	9.4	9.4	65.8	65.8	6.38	4.62

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	6/2/23	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
Provident Financial Services, Inc.	NJ	PFS	13,779	11.90	8.86	1.26	10.74	17.44	1,307.3	7.5	7.3	80.2	111.5	9.55	5.87
Riverview Bancorp, Inc.	WA	RVSB	1,590	9.77	8.18	1.08	11.71	4.59	97.4	5.5	5.5	62.7	76.2	6.13	5.23
Sterling Bancorp, Inc.	MI	SBT	2,412	13.08	13.08	(0.79)	(6.04)	4.96	251.9	NM	NM	79.9	79.9	10.45	0.00
TC Bancshares, Inc.	GA	TCBC	430	19.98	19.98	0.33	1.63	14.00	62.8	50.0	50.3	81.1	81.1	16.20	0.71
Territorial Bancorp Inc.	HI	TBNK	2,213	11.47	11.47	0.63	5.35	10.83	93.6	7.0	7.0	38.4	38.4	4.41	8.49
Texas Community Bancshares, Inc.	TX	TCBS	418	13.26	13.19	0.09	0.75	11.75	36.9	NM	19.8	71.5	72.0	9.48	1.02
Third Coast Bancshares, Inc.	TX	TCBX	3,860	10.03	9.58	0.75	7.50	16.99	253.1	10.4	10.0	71.9	76.5	6.08	0.00
Timberland Bancorp, Inc.	WA	TSBK	1,787	12.74	11.96	1.46	12.35	24.05	197.3	7.4	7.4	86.7	93.2	11.04	3.83
Triumph Financial, Inc.	TX	TFIN	5,628	14.70	10.47	1.59	10.03	58.14	1,346.0	16.8	20.3	173.7	263.2	24.34	0.00
TrustCo Bank Corp NY	NY	TRST	6,046	10.17	10.16	1.24	12.66	29.45	560.3	7.4	7.4	91.1	91.2	9.27	4.89
Waterstone Financial, Inc.	WI	WSBF	2,114	17.30	17.28	0.82	4.25	14.60	330.1	19.5	19.5	87.3	87.4	15.10	5.48
Western New England Bancorp, Inc.	MA	WNEB	2,562	9.10	8.58	1.01	11.74	5.97	132.6	5.0	5.5	56.9	60.6	5.18	4.69
William Penn Bancorporation	PA	WMPN	862	20.18	19.68	0.39	1.80	9.94	123.9	39.8	35.3	77.2	79.7	15.59	1.21
WSFS Financial Corporation	DE	WSFS	20,319	11.34	6.74	1.39	12.33	36.60	2,249.0	8.2	7.6	97.4	172.3	11.06	1.64
Average			5,957	13.32	12.77	0.69	5.94	NA	435.7	12.8	12.7	77.8	85.9	9.79	2.20
Median			1,702	11.78	10.72	0.75	6.38	NA	118.4	9.2	9.2	75.7	79.6	8.64	1.21

(1)	Public thrifts traded on NYSE, NYSE American, and NASDAQ stock markets; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source: S&P Global.

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Pro Forma Assumptions for the Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.

The net offering proceeds are invested to yield a return of 3.60%, which represented the yield on five-year U.S. Treasury securities at March 31, 2023. The effective income tax rate was assumed to be 18.5%, resulting in a net after-tax yield of 2.93%.

3.

It is assumed that 8.0% of the total shares of common stock to be sold in the Stock Offering) will be acquired by Home Federal’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 25-year internal loan to the ESOP from Home Federal’s newly formed holding company. No re-investment is assumed on proceeds used to fund the ESOP.

4.

It is assumed that that Home Federal’s restricted stock plan (“RSP”) will subsequently purchase in the open market a number of shares equal to 4.0% of the total shares sold in the Stock Offering, subject to shareholder approval. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

5.

It is assumed that an additional 10.0% of the total shares sold in the Stock Offering will be subsequently reserved for issuance by Home Federal’s stock option plan, subject to shareholder approval. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed value of $3.93 per option. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and 25.0% were non-qualified options for income tax purposes, the options would vest at a rate of 20.0% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

6.

The fair value of stock options has been estimated at $3.93 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 3.48%; and a volatility rate of 20.48% based a selected bank stock index.

7.

Total offering expenses are based on estimated fixed offering expenses of $1.5 million plus variable offering expenses in the form of stock marketing commissions equal to 1.0% of the aggregate value of shares sold in the Stock Offering, with a minimum total fee of $350,000.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the Stock Offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Home Federal Savings and Loan Association of Grand Island

Pro Forma Conversion Valuation Range

Historical Financial Data as of March 31, 2023

(Dollars in Thousands, Except Per Share Data)

	MINIMUM	MIDPOINT	MAXIMUM	ADJ. MAX.
Shares sold in the offering	2,720,000	3,200,000	3,680,000	4,232,000
Offering price	$10.00	$10.00	$10.00	$10.00

Gross offering proceeds	$27,200	$32,000	$36,800	$42,320
Less: estimated offering expenses	(1,857)	(1,857)	(1,875)	(1,930)

Net offering proceeds	25,343	30,143	34,925	40,390
Less: ESOP purchase	(2,176)	(2,560)	(2,944)	(3,386)
Less: RSP purchase	(1,088)	(1,280)	(1,472)	(1,693)

Net investable proceeds	$22,079	$26,303	$30,509	$35,311

Net income—LTM ended 3/31/23	$1,646	$1,646	$1,646	$1,646
Pro forma income on net proceeds	648	772	895	1,036
Pro forma ESOP adjustment	(71)	(83)	(96)	(110)
Pro forma RSP adjustment	(177)	(209)	(240)	(276)
Pro forma option adjustment	(204)	(240)	(276)	(317)

Pro forma net income	$1,842	$1,886	$1,929	$1,979

Pro forma earnings per share	$0.73	$0.64	$0.57	$0.51

Core earnings—LTM ended 3/31/23	$1,677	$1,677	$1,677	$1,677
Pro forma income on net proceeds	648	772	895	1,036
Pro forma ESOP adjustment	(71)	(83)	(96)	(110)
Pro forma RSP adjustment	(177)	(209)	(240)	(276)
Pro forma option adjustment	(204)	(240)	(276)	(317)

Pro forma core earnings	$1,873	$1,917	$1,960	$2,010

Pro forma core earnings per share	$0.75	$0.65	$0.58	$0.51

Total equity—3/31/23	$38,666	$38,666	$38,666	$38,666
Net offering proceeds	25,343	30,143	34,925	40,390
Less: ESOP purchase	(2,176)	(2,560)	(2,944)	(3,386)
Less: RSP purchase	(1,088)	(1,280)	(1,472)	(1,693)

Pro forma total equity	$60,745	$64,969	$69,175	$73,977

Pro forma book value	$22.33	$20.30	$18.80	$17.48

Tangible equity—3/31/23	$38,655	$38,655	$38,655	$38,655
Net offering proceeds	25,343	30,143	34,925	40,390
Less: ESOP purchase	(2,176)	(2,560)	(2,944)	(3,386)
Less: RSP purchase	(1,088)	(1,280)	(1,472)	(1,693)

Pro forma tangible equity	$60,734	$64,958	$69,164	$73,966

Pro forma tangible book value	$22.33	$20.30	$18.80	$17.48

Total assets—3/31/23	$437,792	$437,792	$437,792	$437,792
Net offering proceeds	25,343	30,143	34,925	40,390
Less: ESOP purchase	(2,176)	(2,560)	(2,944)	(3,386)
Less: RSP purchase	(1,088)	(1,280)	(1,472)	(1,693)

Pro forma total assets	$459,871	$464,095	$468,301	$473,103

Pro Forma Ratios:
Price / LTM EPS	13.70x	15.63x	17.54x	19.61x
Price / Core EPS	13.33x	15.38x	17.24x	19.61x
Price / Book Value	44.78%	49.26%	53.19%	57.21%
Price / Tangible Book Value	44.78%	49.26%	53.19%	57.21%
Price / Total Assets	5.91%	6.90%	7.86%	8.95%
Total Equity / Assets	13.21%	14.00%	14.77%	15.64%
Tangible Equity / Assets	13.21%	14.00%	14.77%	15.63%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3

Pro Forma Conversion Analysis at the Midpoint Value

Home Federal Savings and Loan Association of Grand Island

Historical Financial Data as of March 31, 2023

Valuation Parameters	Symbol	Data
Net income — LTM	Y	$1,646,000
Core earnings — LTM	Y	1,676,970
Net worth	B	38,666,000
Tangible net worth	B	38,655,000
Total assets	A	437,792,000
Expenses in conversion	X	1,857,000
Other proceeds not reinvested	O	3,840,000
ESOP purchase	E	2,560,000
ESOP expense (pre-tax)	F	101,840
RSP purchase	M	1,280,000
RSP expense (pre-tax)	N	256,442
Stock option expense (pre-tax)	Q	251,520
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	2.93%
Tax rate	T	18.50%
Shares for EPS	S	92.32%
Pro Forma Valuation Ratios at Midpoint Value
Price / LTM EPS	P/E	15.63x
Price / Core EPS	P/E	15.38x
Price / Book Value	P/B	49.3%
Price / Tangible Book	P/TB	49.3%
Price / Assets	P/A	6.90%

Pro Forma Calculation at Midpoint Value				Based on

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$32,000,000	[LTM earnings	]
	1 - (P/E / S) * R

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$32,000,000	[Core earnings	]
	1 - (P/E / S) * R

V =	P/B * (B - X - E - M )	=	$32,000,000	[Book value	]
	1 - P/B

V =	P/TB * (B - X - E - M )	=	$32,000,000	[Tangible book	]
	1 - P/TB

V =	P/A * (A - X - E - M )	=	$32,000,000	[Total assets	]
	1 - P/A

Pro Forma						Valuation
Valuation Range						Range
Minimum	=	$32,000,000	x	0.8500	=	$27,200,000
Midpoint	=	$32,000,000	x	1.0000	=	$32,000,000
Maximum	=	$32,000,000	x	1.1500	=	$36,800,000
Adj. Max.	=	$36,800,000	x	1.1500	=	$42,320,000

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4

Comparative Valuation Ratio Analysis

Pro Forma Conversion Valuation

Computed from Market Price Data as of June 2, 2023

			Comparative		All Public
Valuation		Home	Group		Thrifts (1)
Ratio	Symbol	Federal	Average	Median	Average	Median
Price / LTM EPS	P/E		20.22	15.20	12.77	9.19
Minimum	(x)	13.70	-32.3%	-9.9%	7.3%	49.1%
Midpoint		15.63	-22.7%	2.8%	22.4%	70.1%
Maximum		17.54	-13.2%	15.4%	37.4%	91.0%
Adjusted Maximum		19.61	-3.0%	29.0%	53.6%	113.4%
Price / Core EPS	P/E		20.07	17.78	12.75	9.15
Minimum	(x)	13.33	-33.6%	-25.0%	4.6%	45.7%
Midpoint		15.38	-23.3%	-13.5%	20.7%	68.1%
Maximum		17.24	-14.1%	-3.1%	35.2%	88.4%
Adjusted Maximum		19.61	-2.3%	10.3%	53.8%	114.3%
Price / Book Value	P/B		70.17	69.57	77.83	75.73
Minimum	(%)	44.78	-36.2%	-35.6%	-42.5%	-40.9%
Midpoint		49.26	-29.8%	-29.2%	-36.7%	-35.0%
Maximum		53.19	-24.2%	-23.5%	-31.7%	-29.8%
Adjusted Maximum		57.21	-18.5%	-17.8%	-26.5%	-24.5%
Price / Tangible Book	P/TB		71.10	69.81	85.88	79.61
Minimum	(%)	44.78	-37.0%	-35.8%	-47.9%	-43.7%
Midpoint		49.26	-30.7%	-29.4%	-42.6%	-38.1%
Maximum		53.19	-25.2%	-23.8%	-38.1%	-33.2%
Adjusted Maximum		57.21	-19.5%	-18.0%	-33.4%	-28.1%
Price / Total Assets	P/A		11.30	9.49	9.79	8.64
Minimum	(%)	5.91	-47.7%	-37.7%	-39.6%	-31.5%
Midpoint		6.90	-39.0%	-27.3%	-29.6%	-20.2%
Maximum		7.86	-30.5%	-17.2%	-19.7%	-9.0%
Adjusted Maximum		8.95	-20.9%	-5.7%	-8.6%	3.5%

(1)	Excludes companies subject to mutual holding company ownership or pending acquisition.

IV-4